UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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ESSENDANT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Essendant Inc.

One Parkway North Boulevard

Deerfield, Illinois 60015

April 13, 2018

Dear Stockholder:

On behalf of the Board of Directors and management of Essendant Inc. (referred to as “we”, “our” or the “Company” in this Proxy Statement), I cordially invite you to attend the 2018 Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, May 24, 2018, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois.

At this year’s Annual Meeting, the matters to be considered by stockholders are the election of three Class II directors to serve for a three-year term expiring in 2021, the ratification of the selection of the Company’s independent registered public accounting firm for 2018, an advisory vote on executive compensation and the transaction of such other business as may properly come before the meeting. The Board of Directors has unanimously recommended a vote “FOR” election of the nominees named in the accompanying Proxy Statement, “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm and “FOR” approval of our executive compensation. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy to vote your shares through the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your Directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Charles K. Crovitz

Chairman of the Board

Approximate Date of Mailing of Proxy Materials or

Notice of Internet Availability:

April 13, 2018

Essendant Inc.

One Parkway North Boulevard

Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 24, 2018, at 2:00 p.m. Central Time

Location:	Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois

Items of Business:	1.	To elect three Class II directors to serve for a three-year term expiring in 2021;

	2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018;

	3.	To cast an advisory vote on executive compensation; and

	4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has unanimously recommended a vote “FOR” election of the nominees, “FOR” ratification of the selection of the independent registered public accounting firm and “FOR” approval of our executive compensation.

The record date for the Annual Meeting is the close of business on Monday, March 26, 2018. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. Record holders of the Company’s Common Stock as of the record date may submit their proxies by following the voting instructions set forth in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,
Brendan J. McKeough
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2018

The proxy statement and Form 10-K are available at

essendant.com/proxymaterials

2018 PROXY STATEMENT

2018 PROXY STATEMENT

PROXY SUMMARY

Proxy Summary

This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting, and you should read the full Proxy Statement before casting your vote.

Annual Meeting Information
Date	May 24, 2018
Time	2:00 p.m. Central Time
Location	Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois
How to Vote
• By Internet	Access www.proxyvote.com
• By Telephone	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone.
• By Mail	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.
• In Person	Attend the Annual Meeting and vote

Additional information about the Annual Meeting and voting can be found beginning on page 4.

Essendant Inc. is a leading national distributor of workplace items, with 2017 net sales of $5.0 billion. We provide access to a broad assortment of over 170,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. Essendant serves a diverse group of customers, including independent resellers, national resellers and e-commerce businesses. Our network of distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S.

Essendant operated in a challenging environment in 2017, experiencing sales declines in the national reseller channel. These declines resulted in a deleveraging of our cost base driving a lower gross margin. Partly offsetting these declines was a 4.9% increase in sales in our Industrial supplies product categories during 2017.

In response to the sales environment, we took actions to create value and sharpen our focus on three strategic drivers:

1)	Improving efficiency across the distribution network and reducing the cost base

2)	Accelerating sales performance in key channels where we are positioned to grow

3)	Advancing supplier partnerships that leverage our network and capabilities

In 2017, as part of these strategic drivers, we commenced a freight consolidation model that is expected to reduce costs and improve efficiency and executed a merchandising initiative that delivered improved returns, which partly offset the impact of the sales declines on gross margin. Additionally, free cash flow1 improved to $147.1 million, driving a reduction in debt of more than $100 million.

[1]	A reconciliation of Operating Activities to Free Cash Flow is provided in Appendix A.

2018 PROXY STATEMENT	1

PROXY SUMMARY

As a result of the 2017 challenges, we experienced a GAAP loss per share of $7.27 and a decline in adjusted earnings per share to $0.67 in 2017 compared to $1.54 in 2016.1

Voting Matters and Board Recommendations

At this year’s Annual Meeting, our shareholders will vote on the following matters:

Proposal	Board Recommendation	Additional Information
Proposal 1: Election of Directors	FOR	See pages 9 through 12 for more information on the nominees.
Proposal 2: Ratification of Selection of the Company’s Independent Registered Public Accounting Firm	FOR	See pages 67 and 68 for details.
Proposal 3: Advisory Vote on Executive Compensation	FOR	See page 69 for details.

Executive Compensation Highlights

•	The primary elements of our compensation program are base salary, annual cash incentive awards, long-term cash and equity incentive awards.

•	Financial results in 2017 were challenging, but the Company is implementing strategies to address market trends.

•	Performance for 2017 was below internal performance goals and as a result the payouts to executives were below target, with payouts awarded to executives under the Company’s annual cash incentive award plan at approximately 62% of target. Further, future vesting of previously awarded performance-based restricted stock unit awards is forecasted to be below target as well.

•	Essendant’s compensation philosophy to pay for performance continued to guide the 2017 executive compensation plan.

[1]	A reconciliation of adjusted EPS to GAAP EPS and Operating Activities to Free Cash Flow is provided in Appendix A.

2	2018 PROXY STATEMENT

PROXY SUMMARY

Compensation Summary

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Richard D. Phillips	589,829	106,875	970,601	392,768	—	51,758	2,111,831
President and Chief Executive Officer
Janet H. Zelenka	437,083	160,000	692,737	201,500	11,836	36,370	1,539,526
Senior Vice President and Chief Financial Officer
Keith J. Dougherty	434,375	231,875	820,598	190,633	—	32,060	1,709,541
Senior Vice President, Merch, Inventory and Pricing
Harry A. Dochelli	434,375	106,875	570,612	181,834	—	44,082	1,337,778
President, Office and Facilities
Carole W. Tomko	406,042	92,083	500,496	157,086	—	70,039	1,225,746
Senior Vice President and Chief HR Officer

Corporate Governance Highlights

Board Independence
Independent Directors	9 out of 10
Independent Chair of the Board	Charles Crovitz
Evaluating and Improving Board Performance
Board evaluations	Annual
Committee evaluations	Annual
Aligning Director and Executive Interest with Shareholder Interests
Director stock ownership requirements	Yes
Executive officer stock ownership requirements	Yes
Policy restricting trading and prohibiting hedging and short-selling of Essendant stock	Yes
Compensation clawback policy for executive officers	Yes

2018 PROXY STATEMENT	3

PROXY AND VOTING INFORMATION

Proxy and Voting Information

The Board of Directors of Essendant Inc. (referred to as “we”, “our” or the “Company” in this Proxy Statement) is soliciting your proxy for use at our 2018 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”).

What is a Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet as well as vote your shares online. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. We expect to commence mailing the Notice of Internet Availability of Proxy Materials, and printed copies of the proxy materials, to our stockholders on or about April 13, 2018.

Who May Vote

Holders of record of our Common Stock at the close of business on Monday, March 26, 2018 (the “Record Date”) may vote at the Annual Meeting. On that date, 37,660,609 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.

How to Vote

If you are a holder of record of our Common Stock (meaning, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions by the applicable deadline shown on the Notice of Internet Availability of Proxy Materials or proxy card using any of the following methods:

•	Online: Go to the website http://www.proxyvote.com and follow the instructions on the Notice of Internet Availability of Proxy Materials to view the proxy materials online and vote your shares through the Internet.

•	By Telephone:
¡	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone.
¡	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

•	By Mail:
¡	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.
¡	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the Notice of Internet Availability of Proxy Materials or proxy card before your proxy and voting instructions will be accepted. Once you

4	2018 PROXY STATEMENT

PROXY AND VOTING INFORMATION

have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

If you hold your shares of our Common Stock in “street name” through a broker, bank, custodian, fiduciary or other nominee, you should review the separate Notice of Internet Availability of Proxy Materials supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm’s voting instruction form for beneficial owners.

How Proxies Work

Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you hold any shares in the Company’s Employee Stock Purchase Plan (“ESPP”), your proxy (whether given by mailing the proxy card or voting by telephone or through the Internet) will also serve as voting instructions to Computershare Trust Company, as nominee holder under the ESPP, with respect to the shares allocated to your account in the ESPP.

If you sign and return a proxy card, or use telephone or Internet voting, but do not specify how you want to vote your shares, the proxies will vote your shares “FOR” the election of each of the three Director nominees, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018 and “FOR” approval of our executive compensation. If you specify how you want to vote your shares on some matters but not others, the proxies will vote your shares as directed on the matters that you specify and as indicated above on the other matters described in this proxy statement. However, if you hold shares in the ESPP, Computershare Trust Company, as nominee holder under the ESPP, will not vote shares allocated to your ESPP account unless you indicate your voting instructions. The proxies will also vote your shares in their discretion on any other business that may properly come before the meeting.

Revocation of Proxies

If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

•	Requesting and submitting a new proxy card that is properly signed with a later date;
•	Voting again at a later date by telephone or through the Internet — your latest voting instructions received before the deadline for telephone or Internet voting, 11:59 p.m. Eastern Time on May 23, 2018, will be counted and your earlier instructions revoked;
•	Sending a properly signed written notice of your revocation to the Secretary of the Company at Essendant Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559; or
•	Voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

A proxy card with a later date or written notice of revocation shall not constitute a revocation of a previously submitted proxy unless it is received by the Secretary of Essendant Inc. before the previously submitted proxy is exercised at the Annual Meeting.

Quorum

To conduct the business of the Annual Meeting, we must have a quorum. Under our current Bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority

2018 PROXY STATEMENT	5

PROXY AND VOTING INFORMATION

of the 37,660,609 shares of our Common Stock issued and outstanding on the Record Date. Under Delaware law and our Bylaws, we count instructions to withhold voting authority for Director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.

Shares Held Through Broker or Other Nominee

In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders’ meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the regulatory agency of which the broker is a member to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a “non-vote” on those matters. Brokers are typically permitted to vote for the ratification of the selection of the independent registered public accounting firm if they have not received instructions from the beneficial owner; however, brokers may not vote on the other matters described in this Proxy Statement without specific instructions from the beneficial owner.

Required Votes

Election of Directors

The nominees for Director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the three nominees who receive the greatest number of votes will be elected as Directors. Broker non-votes and instructions to withhold authority to vote for one or more nominees are not counted for this purpose and will not affect the outcome of this election.

We have adopted a so-called “plurality-plus” standard. In accordance with procedures set forth in the Company’s Corporate Governance Principles, any incumbent Director (including the three nominees standing for election at the Annual Meeting) who receives a greater number of votes withheld from his or her election than votes “FOR” his or her election in an uncontested election will be expected to tender his or her resignation for consideration by the Company’s Governance Committee. The Governance Committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the Governance Committee’s recommendation no later than 90 days following the date of the annual meeting. Following the Board’s decision on the Committee’s recommendation, we will publicly disclose the Board’s decision together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Ratification of Ernst & Young

Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.

6	2018 PROXY STATEMENT

PROXY AND VOTING INFORMATION

Advisory Vote on Executive Compensation

The vote on the approval of our executive compensation is advisory and non-binding. However, we will consider our stockholders to have approved our executive compensation if the number of votes “FOR” this proposal exceeds the number of votes “AGAINST” this proposal. Accordingly, abstentions and broker non-votes will not affect the outcome of this advisory vote.

We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic communication by our Directors, officers and other employees. Directors, officers and other employees of the Company who participate in soliciting proxies will not receive any additional compensation from the Company for doing so. Upon request, we will reimburse brokers, banks, custodians and other nominee record holders for their out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Common Stock as of the Record Date.

2018 PROXY STATEMENT	7

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

General

The Company’s business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company’s overall performance rather than day-to-day operating details.

Our Board of Directors currently consists of ten members. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the four current Class II Directors expire in 2018. Richard D. Phillips, who was appointed to the Board of Directors as a Class II Director in October 2017 in connection with his appointment as President and Chief Executive Officer of the Company, is a nominee as a Class II Director at the Annual Meeting for reelection to a three-year term expiring in 2021. Charles K. Crovitz, who is a current Class II Director and Chairman of the Board of Directors, and Stuart A. Taylor, II, who is a current Class II Director, are also nominees at the Annual Meeting for reelection to three-year terms expiring in 2021. Roy W. Haley, who has served on the Board since 1998 and currently serves as a Class II Director, is retiring from the Board and will not stand for re-election at the Annual Meeting. Jean S. Blackwell, who has served on the Board since 2007 and currently serves as a Class I Director, is also retiring from the Board as of the Annual Meeting. The Board will make a determination in the coming months whether to seek to fill the vacancies resulting from Mr. Haley’s and Ms. Blackwell’s retirements with new qualified directors or to reduce the size of the Board from ten directors to eight or nine directors, thereby eliminating one or both of the vacancies.

The nominees have indicated that they are willing and able to serve as Company Directors. If any nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors, upon recommendation of the Governance Committee.

Information regarding each of the Director nominees and the Directors continuing in office, including his or her age, principal occupation, other business experience during at least the last five years, directorships in other publicly held companies during the last five years and period of service as a Company Director, is set forth below. Also included below is a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Director nominee or Director should serve on the Board.

8	2018 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees

The nominees for election as Class II Directors at this year’s Annual Meeting, each to serve for a three-year term expiring in 2021, are set forth below:

Charles K. Crovitz

Mr. Crovitz serves as Chairman of the Board of Directors, Chair of the Executive Committee and as a member of the Technology Advisory and Governance Committees. In September 2007, Mr. Crovitz was appointed as the Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer, which position he held until his retirement in January 2010. Prior to this appointment, Mr. Crovitz was a member of the executive leadership team of Gap Inc. from 1993 until 2003, most recently serving as Executive Vice President and Chief Supply Chain Officer. During his ten-year career with Gap, Mr. Crovitz was also Executive Vice President, Supply Chain and Technology and Senior Vice President, Strategy and Business Development. Prior to that, he held various positions with Safeway Inc., including serving as a member of the operating committee, Senior Vice President and Chief Information Officer, and Vice President, Director of Marketing for Safeway Manufacturing Group. Mr. Crovitz also spent several years with McKinsey & Company, Inc. where he was an Engagement Manager, leading client service teams in retail, forest products, steel and personal computer industries.

Qualification: Mr. Crovitz’ responsibility for information technology during his tenure at Gap and Safeway and his experience in supply chain management are particularly relevant to the strategic direction of the Company. His extensive operating experience allows him to make significant contributions to the Company’s continuing efforts to pursue growth strategies, increase productivity and reduce its cost structure, making him an effective Chairman of the Board. Mr. Crovitz also holds an MBA and a law degree from Stanford University. Mr. Crovitz previously served as a board member for The Children’s Place Retail Stores.

Age: 64

Director since: 2005

Richard D. Phillips

Mr. Phillips serves as a member of the Executive Committee. In October 2017, he was named President and CEO of Essendant. Mr. Phillips joined the Company in January 2013 as President of Online and New Channels and was named President, ORS Nasco in November 2015. He was named Group President, Industrial in August 2016, when he added responsibility for the Company’s automotive and e-commerce businesses. Prior to joining Essendant, Mr. Phillips spent 14 years at McKinsey & Company, where he was elected Partner in 2005 and worked with global clients in a number of industries, with a functional emphasis in strategy, commercial performance and operations. He previously spent six years at Baxter Healthcare in various finance and sales roles.

Qualification: Mr. Phillips brings to the Board of Directors significant knowledge of operations of the Company’s business units. He also has a broad background in strategy, commercial performance, finance and sales. Mr. Phillips earned a B.S. degree in Finance from Indiana University and a Masters of Management degree, with distinction, from the Kellogg Business School at Northwestern University.

Age: 47

Director since: 2017

2018 PROXY STATEMENT	9

PROPOSAL 1: ELECTION OF DIRECTORS

Stuart A. Taylor, II

Mr. Taylor is Chair of the Finance Committee and a member of the Executive Committee. Mr. Taylor is Chief Executive Officer of The Taylor Group LLC, a private equity firm, and has been with The Taylor Group since 2002. Prior to founding The Taylor Group in 2002, Mr. Taylor was Senior Managing Director of Bear Stearns Companies Inc., a brokerage firm. Over a span of 19 years, Mr. Taylor served as Managing Director of CIBC World Markets (US), Managing Director, Automotive Industry Group, BT Alex Brown, Inc. of Bankers Trust Company and as Vice President, Corporate Finance Department of Morgan Stanley & Company, Inc.

Qualification: Mr. Taylor has demonstrated leadership as a chief executive officer and is a seasoned investment banker. His extensive experience in finance, business development, strategic diversification and mergers and acquisitions allows him to make significant contributions to the company’s strategic initiatives and to the Finance and Executive Committees. Mr. Taylor holds an MBA in finance from Harvard Business School and an undergraduate degree from Yale University. Mr. Taylor currently serves as a director of Ball Corporation, a metal packaging company, and serves as chair of its human resources committee and a member of its audit committee. He also serves on the board of directors of Hillenbrand, Inc., an industrial company, and serves as the chair of the M&A committee and a member of the audit committee.

Age: 57

Director since: 2011

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED ABOVE.

10	2018 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Continuing Directors

The other Directors, whose terms will continue after this year’s Annual Meeting, are as follows:

Class III Directors — Continuing in Office until 2019 Annual Meeting

Susan J. Riley

Ms. Riley is Chair of the Audit Committee and a member of the Finance and Executive Committees. Ms. Riley was most recently the Chief Financial Officer of Vestis Retail LLC, a private equity-owned holding company for Bob’s Store, Eastern Mountain Sports, and Sport Chalet. She previously served as a financial consultant for several retail and other companies. From April 2006 through February 2011 Ms. Riley held several senior executive positions, including Executive Vice President, Finance and Administration, at The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer. Previously she served as Executive Vice President and Chief Financial Officer of Klinger Advanced Aesthetics, Senior Vice President and Chief Financial Officer of Abercrombie & Fitch Company, Executive Vice President of Business and Finance of Mount Sinai Medical Center of New York, Vice President and Treasurer of Colgate-Palmolive Company, Executive Vice President and Chief Financial Officer of Dial Corporation and Senior Vice President and Chief Financial Officer of Tambrands, Inc. Ms. Riley is also designated as one of the financial experts on the Company’s Audit Committee.

Qualification: Ms. Riley’s extensive knowledge in financial matters and her experience as chief financial officer of several companies contribute to the financial expertise on our Board and the Audit Committee. Her experience from serving as a senior executive and board member of several companies enables Ms. Riley to provide key insights to our Board Committees and to the Board operations in general. Ms. Riley earned a bachelor’s degree in accounting from the Rochester Institute of Technology and an MBA from Pace University. Ms. Riley currently serves on the Board of comStock, Inc., a media measurement company, where she is chair of the board, chair of its audit and CEO search committees and a member of its compensation and nomination and governance committees.

Age: 59

Director since: 2012

Alexander M. Schmelkin

Mr. Schmelkin is a Chair of the Technology Advisory Committee and a member of the Human Resources Committee. Mr. Schmelkin is Founder, Chief Executive Officer and a member of the board of directors of Cake & Arrow, a customer experience agency, and has held these positions since 2002. Before founding Cake & Arrow, Mr. Schmelkin co-founded New York-based Davanita Design, which was later acquired by Avatar Technology, where he served as President and Chief Executive Officer of the New York division.

Qualification: Mr. Schmelkin brings to the Board, the Technology Advisory Committee and Human Resources Committee extensive experience in technology and e-business, digital, enterprise sales, and entrepreneurial insights as a chief executive officer. Mr. Schmelkin earned a bachelor’s degree from Cornell University.

Age: 41

Director since: 2012

2018 PROXY STATEMENT	11

PROPOSAL 1: ELECTION OF DIRECTORS

Alex D. Zoghlin

Mr. Zoghlin was re-elected to the Company’s Board of Directors in May 2008. Mr. Zoghlin serves as a member of the Technology Advisory and Governance Committees. Mr. Zoghlin is the Group President, Global Operations Center for Hyatt Hotels Corporation, a global hospitality company, a position he has held since March 2013. Prior to joining Hyatt, Mr. Zoghlin served as the Chief Executive Officer of VHT, Inc., a marketing services provider for the real estate industry, from 2009 to February 2013. He previously served on the Board from November of 2000 until May 2006. He resigned at that time to focus primarily on building G2 Switchworks, a Chicago-based travel/technology firm, where he was President and Chief Executive Officer until its change of ownership in 2008. He previously served as Chairman, President and Chief Executive Officer of neoVentures Inc., a venture capital investment company for emerging technology companies. Prior to that, he was Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by major airline companies.

Qualification: Mr. Zoghlin has a history of demonstrated leadership in enterprise technology and e-commerce. His experience in enterprise-wide programming, developing and implementing web-based solutions enables Mr. Zoghlin to offer key insights to our Technology Advisory Committee, which provides critical guidance on the Company’s portfolio of information technology assets and systems. Mr. Zoghlin also brings an entrepreneurial orientation to the Board’s deliberations. Mr. Zoghlin previously served as a director of State Farm Insurance Co., an insurance and financial services company.

Age: 48

Director since: 2008

(Also previously served as a Director from November 2000 to May 2006)

Class I Directors — Continuing in Office until 2020 Annual Meeting

Dennis J. Martin

Mr. Martin is the Chair of the Human Resources Committee and a member of the Audit and Executive Committees. Mr. Martin has been a member of the board of directors of Federal Signal Corporation, a manufacturer of solutions for municipal, government, industrial and commercial customers, since 2008 and in January 2016 was appointed as Non-Executive Chairman. He also served as President and Chief Executive Officer of Federal Signal from October 2010 to December 2016. Mr. Martin held several senior executive positions, including Chairman of the Board, President and CEO of General Binding, Executive Vice President of Illinois Tool Works and National Sales Manager of Ingersoll-Rand Company. Mr. Martin is also designated as one of the financial experts on the Company’s Audit Committee.

Qualification: Mr. Martin brings extensive knowledge and experience in the leadership of publicly traded companies, having served as chief executive officer and chairman of two public companies. He is able to apply his executive and board experience at several public companies, including companies in related industries, to contribute significantly to the strategy of the Company and provide important guidance to management on the key drivers in our industries. Mr. Martin’s expertise in manufacturing, sales, marketing, strategy, financial matters, business processes and mergers and acquisitions allow him to bring valuable insights to the Board, Audit Committee and Human Resources Committee. Mr. Martin holds a BS degree and Honorary Ph.D. from the University of New Haven. Mr. Martin is the Non-Executive Chairman of Federal Signal Corporation and previously served on its compensation, nominating and governance and audit committees. He previously served as a director of HNI Corporation, Coleman Cable, Inc., A.O. Smith Corp and General Binding Corporation.

Age: 67

Director since: 2016

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PROPOSAL 1: ELECTION OF DIRECTORS

Paul S. Williams

Mr. Williams is the Chair of the Governance Committee and a member of the Human Resources Committee. Mr. Williams has been a partner at Major, Lindsey & Africa, LLC, a legal executive search firm, since 2005. Prior to joining Major, Lindsey & Africa he served as Executive Vice President, Chief Legal Officer and Secretary of Cardinal Health, Inc.

Qualification: Mr. Williams brings extensive experience and knowledge of the business operations of publicly traded companies having served as a business executive and a director of several public company boards. His experience as an executive recruiter allows him to make significant contributions to the Human Resources Committee in its evaluation of compensation practices and succession planning. He also brings deep governance and mergers and acquisitions expertise. Mr. Williams holds a BA degree from Harvard University and a law degree from Yale University. Mr. Williams currently serves on the board of directors of Compass Minerals International, Inc., a salt and specialty fertilizer products company, and serves on its compensation and audit committees. He is the President of the Chicago Chapter of the National Association of Corporate Directors. He previously served as a director of State Auto Financial Corporation and Bob Evans Farms, Inc.

Age: 58

Director since: 2014

2018 PROXY STATEMENT	13

GOVERNANCE AND BOARD MATTERS

Governance and Board Matters

Corporate Governance Principles

The Company is committed to the use of sound corporate governance principles and practices in the conduct of its business. The Company’s Board has adopted the Essendant Inc. Corporate Governance Principles (the “Governance Principles”) to address certain fundamental corporate governance issues. The Governance Principles provide a framework for Company governance activities and initiatives and cover, among other topics, Director independence and qualifications, Board and Committee composition and evaluation, Board access to members of management and independent outside advisors, Board meetings (including meetings in executive session without management present) and succession planning. These principles also provide for the separation of the position of Chairman of the Board, who would normally serve as the Company’s lead independent Director, from that of Chief Executive Officer. The Governance Principles are included under “Governance” as part of the “Investors” section available through the Company’s website at http://www.essendant.com. Neither the Governance Principles nor any other information contained on or available through the Company’s website and referred to in this Proxy Statement is incorporated by reference in, or considered to be part of, this Proxy Statement.

Code of Conduct

The Company’s Board of Directors also has adopted the Essendant Inc. Code of Business Conduct (the “Code of Conduct”). The Code of Conduct applies to all Directors, officers and employees, and covers topics such as compliance with laws and regulations, proper use of the Company’s assets, treatment of confidential information, ethical handling of actual or apparent conflicts of interest, accurate and timely public disclosures, prompt internal reporting of violations and accountability for adherence to its guidelines. A copy of the Code of Conduct is included under “Governance” as part of the “Investors” section available through the Company’s website at http://www.essendant.com.

Board Independence

The Company’s Board of Directors has affirmatively determined that all of its members and the nominees, other than Mr. Phillips, the Company’s President and Chief Executive Officer, are independent within the meaning of the Company’s independence standards set forth in its Governance Principles. The Company’s Governance Principles incorporate the director independence standards of The Nasdaq Stock Market, Inc. (“Nasdaq”), and reflect the Board’s policy that a substantial majority of the Directors who serve on the Company’s Board should be independent Directors. Indeed, for a number of years, a substantial majority of the Company’s Board of Directors has been comprised of independent Directors.

In determining that Mr. Taylor is independent, the Board considered that Mr. Taylor and his spouse are owners of Taylor Made Business Solutions (“TMBS”), where his spouse also serves as the Chief Executive Officer, and that TMBS purchased $70,503 of products and services from Essendant Co. (“ECO”), a wholly-owned subsidiary of the Company, during 2017. The amount of purchases was less than 5% of gross revenues of ECO. The Board concluded that such transactions constituted an insignificant percentage of TMBS’ purchases and the Company’s sales, that Mr. Taylor had no direct involvement in such transactions and that such transactions, therefore, did not affect Mr. Taylor’s independence. Based on the same information and the representations from the Company’s management that such transactions were in the ordinary course of business at the same prices and on the same terms as are available to customers of the Company generally, the Audit Committee of the

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Board concluded that such transactions were exempt under the Company’s related person transaction approval policy. The Governance Committee also reviewed the relationship and determined that there is no conflict with the Company’s Corporate Governance Principles, and that the relationship did not impair Mr. Taylor’s independence.

Board Leadership Structure

The Company’s Bylaws call for the Chairman of the Board to be elected by the Board from among its members and to have the powers and duties customarily associated with the position of a non-executive Chairman. Consistent with the Company’s Corporate Governance Principles, the Board expects that in most circumstances the only member of the Company’s management who would be invited to serve on the Board would be the Company’s chief executive officer. However, the Company’s Bylaws also provide that, while the Chairman may hold an officer position, under no circumstances may the Chairman also serve as the President or Chief Executive Officer of the Company. The Chairman of the Board normally serves as the Company’s lead independent Director and chairs executive sessions of the Board. Charles K. Crovitz has served as the Company’s independent Chairman since December 2011.

These principles are further enhanced in the Company’s Corporate Governance Principles which assist the Board in the exercise of its responsibilities and in serving the best interests of the Company and its stockholders. This structure is intended to serve as a framework within which the Board may conduct its business in accordance with applicable laws, regulations, and other corporate governance requirements.

Board Diversity

The Governance Committee is responsible for evaluating potential candidates for Board membership. In its evaluation process and to ensure that the Board benefits from diverse perspectives, the Committee considers such factors as the experience, perspective, background, skill sets, race, and gender makeup of the current Board as well as the candidate’s individual qualities in leadership, character, judgment and ethical standards. The Committee does not have a separate policy on diversity. However, pursuant to the Company’s Corporate Governance Principles, diversity is one of the criteria to be positively considered for board membership. For this purpose, the Committee considers diversity broadly as set forth above. The Governance Committee believes our Directors represent a diverse base of perspectives and reflect the racial and gender diversity of the Company’s employees, customers and shareholders, as well as an appropriate level of tenure, as further illustrated below.

Board’s Role in Risk Management

The Board of Directors takes an active role in risk oversight of the Company both as a full Board and through its Committees.

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GOVERNANCE AND BOARD MATTERS

Strategic risk, which is risk related to the Company properly defining and achieving its high-level goals and mission, as well as operating risk, which is risk relating to the effective and efficient use of resources and pursuit of opportunities, are regularly monitored by the full Board through regular and consistent review of the Company’s operating performance and strategic plan. For example, at each of the Board’s five regularly scheduled meetings throughout the year, management provides to the Board presentations on the Company’s various business units as well as the Company’s performance as a whole. In addition, the Board discusses risks related to the Company’s business strategy at the Board’s strategic planning meetings every year in July and September and at other meetings as appropriate. Similarly, significant transactions, such as acquisitions and financings, are brought to the Board and Finance Committee for approval.

Reporting risk and compliance risk are primarily overseen by the Audit Committee. Reporting risk relates to the reliability of the Company’s financial reporting, and compliance risk relates to the Company’s compliance with applicable laws and regulations. The Audit Committee meets at least four times per year and, pursuant to its charter and established processes, receives input directly from management as well as from the Company’s independent registered public accounting firm, Ernst & Young LLP, regarding the Company’s financial reporting process, internal controls, and public filings. The Company’s internal audit function leads an annual risk assessment to refresh its ongoing risk-based work plan which includes coverage of financial, operational, and compliance risks, reporting results to the Audit Committee on a regular basis. The Company’s Disclosure Committee, Compliance Committee, and Senior Leadership Team each meets regularly to address financial reporting, compliance issues, and other enterprise-wide risks, respectively, and to identify actions to mitigate issues and risks. Both the Disclosure Committee and Compliance Committee include executives and other personnel from the Company’s legal, finance, human resources, and information technology departments, as well as from each business unit. The Company’s Senior Leadership Team consists of the President and CEO and other senior executives.

Each of these management committees reports its activities regularly to the Audit Committee. The Audit Committee also receives regular updates from the Company’s in-house attorneys regarding any Hotline reports, Code of Conduct issues or other legal compliance concerns. See “Board Committees — Audit Committee” below for further information on how the Audit Committee fulfills, and assists the Board of Directors’ oversight of, reporting and compliance risks.

Additionally, the Finance Committee, Technology Advisory Committee, and Human Resources Committee each provide risk oversight and monitoring with respect to the Company’s capital structure and corporate finance, cyber security and deployment of technology, and structure of compensation programs, respectively. See the individual descriptions of these committees for further information regarding their roles.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. In accordance with the Company’s Governance Principles, executive sessions are held at least four times a year. The Company’s independent Chairman of the Board presides at such sessions.

Self-Evaluation

The Board and each of the Audit, Governance, Human Resources, Executive, Finance, and Technology Advisory Committees conduct an annual self-evaluation, as contemplated by the

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Company’s Governance Principles and the charters of such Board committees. The Board also obtains peer evaluations of individual Director performance in the course of its self-evaluation process.

Board Meetings and Attendance

The Board of Directors held 14 meetings during 2017. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served.

Board Committees

General

The Board of Directors has established six standing committees — an Audit Committee, a Governance Committee, a Human Resources Committee, a Finance Committee, a Technology Advisory Committee, and an Executive Committee. The Governance Committee serves as and performs the functions of a Board nominating committee. Each of the standing committees operates under a written charter adopted by the Board. The charters for the committees are available at essendant.com/proxymaterials.

The current membership and number of meetings held by each such standing committee during 2017 are as follows:

Name	Audit	Governance	Human Resources	Executive	Finance	Technology Advisory
Jean S. Blackwell(1) Director Since: 2007	✓	✓
Charles K. Crovitz(1) Director Since: 2005		✓		✓(C)		✓
Roy W. Haley(1) Director Since: 1998	✓				✓
Dennis J. Martin(1) Director Since: 2016	✓		✓(C)	✓
Richard D. Phillips(3) Director Since: 2017				✓
Susan J. Riley(1)(2) Director Since: 2012	✓(C)			✓	✓
Alexander M. Schmelkin(1) Director Since: 2012			✓			✓(C)
Stuart A. Taylor, II Director Since: 2011				✓	✓(C)
Paul S. Williams(1) Director Since: 2014		✓(C)	✓
Alex D. Zoghlin(1) Director Since: 2008 Previously served as Director from November 2000 to May 2006.		✓				✓
Number of Meetings in 2016	7	7	10	6	6	4
(1)	On May 23, 2017, Ms. Blackwell became a member of the Audit Committee and stepped off the Finance Committee; Mr. Haley stepped off the Executive Committee. Mr. Martin became Chair of the Human Resources Committee and a member of the Executive Committee; Ms. Riley became Chair of the Audit Committee, became a member of the Finance Committee and stepped off the Human Resources Committee; Mr. Schmelkin became Chair of the Technology Advisory Committee; Mr. Williams became Chair of the Governance Committee and stepped off the Audit Committee; and Mr. Zoghlin became a member of the Governance Committee.
(2)	On September 15, 2017, Ms. Riley became a member of the Executive Committee.
(3)	On October 24, 2017, Mr. Phillips became a member of the Executive Committee.
(C)	Committee Chair

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GOVERNANCE AND BOARD MATTERS

Audit Committee. The Board has determined that all of the above members of the Audit Committee are independent pursuant to the Nasdaq Market Place Rules and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Audit Committee received any compensation from the Company during 2017 other than for services as a member of the Board or one or more of its committees. The Board also has determined that all Audit Committee members are financially literate and have financial sophistication, in accordance with the Nasdaq Market Place Rules. In addition, the Board of Directors has determined that Jean S. Blackwell, Roy W. Haley, Dennis J. Martin and Susan J. Riley qualify as “audit committee financial experts” within the meaning of applicable SEC regulations.

The principal functions of the Audit Committee involve assisting the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; and (5) the Company’s enterprise risk management, legal, regulatory, and ethical compliance programs. The Audit Committee’s seven meetings during 2017 included reviews with management and the Company’s independent registered public accounting firm regarding the Company’s financial statements before their inclusion in the Company’s annual and quarterly reports filed with the SEC. For additional information, see “Report of the Audit Committee.”

The Audit Committee operates under a written charter most recently amended as of December 12, 2017. The charter was last reviewed by the Committee in December 2017.

Governance Committee. The Governance Committee evaluates corporate governance principles and makes recommendations to the full Board regarding governance matters, including evaluating and recommending Director compensation, overseeing the evaluation by the Board of Directors of the performance of the Company’s Chief Executive Officer and the Board, and reviewing succession planning with respect to the Chief Executive Officer. The Company’s Board has determined that all of the members of the Governance Committee are independent pursuant to the Nasdaq Market Place Rules. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of Director candidates, including any candidates that may be recommended by Company stockholders. The Governance Committee also reviews and advises the Board with respect to the Company’s compensation for its non-employee Directors and recommends any appropriate compensation changes to the full Board.

The Governance Committee operates under a written charter most recently amended as of December 12, 2017. The charter was last reviewed by the Committee in December 2017.

Human Resources Committee. The Human Resources Committee of the Board of Directors generally acts as a board compensation committee. It reviews and approves or makes recommendations to the Board of Directors with respect to compensation, employment agreements, and benefits applicable to executive officers. The Human Resources Committee also oversees the development and administration of the Company’s Diversity and Inclusion Strategy along with overseeing the development and maintenance of the Company’s Management Succession Plan. The Board has determined that all of the members of the Human Resources Committee are independent pursuant to the Nasdaq Marketplace Rules.

The agendas, meetings, and calendar are developed and set by the Chair of the Human Resources Committee with input from the Company’s Chief Executive Officer and the Chief Human Resources

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                         GOVERNANCE AND BOARD MATTERS

Officer. The Chief Executive Officer and the Chief Human Resources Officer also make recommendations to the Human Resources Committee regarding the amount and form of executive compensation.

The Chairman, Chief Executive Officer, other members of management, and outside advisors may be invited to attend all or a portion of a Human Resources Committee meeting, other than an executive session of the Human Resources Committee members, depending on the nature of the agenda items. Neither the Chief Executive Officer nor any other member of management votes on items before the Human Resources Committee; however, the Human Resources Committee and the Board of Directors solicit the views of the Chief Executive Officer on compensation matters, including the compensation of our executive officers.

Among its executive compensation oversight responsibilities, the Human Resources Committee approves the base salaries, annual incentive compensation targets, benefits, and perquisites of our executive officers, other than the Chief Executive Officer. In the case of compensation for the Chief Executive Officer, the Human Resources Committee makes a recommendation to the full Board of Directors for approval.

The Human Resources Committee generally oversees the development and administration of our executive compensation and benefits plans, programs, and practices and reviews and makes determinations based on applicable data and analysis. Recommendations are made by the Committee to the Board on overall executive compensation and benefits objectives.

With respect to our annual incentive programs, the Human Resources Committee approves performance targets under our 2015 Long-Term Incentive Plan or criteria applicable to other executive officer bonuses and reviews attainment of such targets or satisfaction of other relevant criteria. The Human Resources Committee also administers and approves equity grants to our executive officers under our 2015 Long-Term Incentive Plan. The Committee also advises and consults with the Governance Committee and the Board on non-employee Director compensation.

At the request of the Board, a risk analysis of 2017 compensation policies and practices was conducted. The Human Resources Committee received a report from Aon Hewitt regarding their analysis of whether the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to incent employees to take excessive risks or other actions inconsistent with Company policy that would result in a material adverse effect on the Company. Aon Hewitt identified all compensation policies and practices, analyzed whether they might motivate employees to take inappropriate risks and also considered internal controls that mitigate any such risks. After completion of this analysis, Aon Hewitt and management reported to the Committee their conclusion that none of the Company’s compensation policies and practices is reasonably likely to incent employees to take excessive risks that would result in a material adverse effect on the Company, and the Committee concurred with their conclusion.

The Human Resources Committee may establish its own procedural rules except as otherwise prescribed by the Company’s Bylaws, applicable law, or the Nasdaq Marketplace Rules. The Human Resources Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resources Committee, subject to such terms and conditions (including required reporting back to the full Committee) as the Human Resources Committee may prescribe.

The Human Resources Committee has the authority to retain directly (and terminate the engagement of) any outside compensation consultants, outside counsel, or other advisors that the Human Resources Committee in its discretion deems appropriate to assist it in the performance of its functions, with the sole authority to approve related retention terms and fees for any such advisors. The Company

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GOVERNANCE AND BOARD MATTERS

will provide for appropriate funding, as determined by the Human Resources Committee, for payment of compensation to such outside advisors the Human Resources Committee retains.

During 2017 the Human Resources Committee engaged the services of an independent consultant, Meridian Compensation Partners, LLC (“Meridian”). Meridian provided the Human Resources and Governance Committees with updates on compensation trends and regulatory developments, advice on proxy disclosures with regard to compensation matters, and other assistance in related items as requested by the Committees, including review of various materials prepared for the Committees by management. In completing its work, Meridian was engaged directly on behalf of the Committees, did no other work for the Company or any of its senior executives, and had no other ties to the Company. For additional information, see “Executive Compensation — Compensation Discussion and Analysis — Use of Consultants.”

The Human Resources Committee has assessed the independence of Meridian pursuant to the rules of the U.S. Securities and Exchange Commission and Nasdaq and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Human Resources Committee.

The Human Resources Committee operates under a written charter most recently amended as of May 22, 2017. The charter was last reviewed by the Committee in May 2017.

Executive Committee. The Executive Committee has the authority to act upon any corporate matters that require Board approval, except where Delaware law requires action by the full Board or where the matter is required to be approved by a committee of independent Directors in accordance with applicable regulatory requirements.

The Executive Committee operates under a written charter most recently amended as of January 18, 2018. The entire charter was last reviewed by the Committee in January 2018.

Finance Committee. The purpose of the Finance Committee is to review and provide guidance to the Company’s Board of Directors and management with respect to the Company’s: (1) present and future capital structure requirements and opportunities; (2) plans, strategies, policies, proposals, and transactions related to corporate finance; (3) potential acquisitions and divestitures; and (4) Company financial risk management activities and plans.

The Finance Committee operates under a written charter most recently amended as of May 22, 2017. The entire charter was last reviewed by the Committee in May 2017.

Technology Advisory Committee. The purpose of the Technology Advisory Committee is to assist the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) alignment of the Company’s information technology (“IT”) strategic direction, investment needs, and priorities with its overall business and marketing strategies; (2) the Company’s marketing initiatives, including digital-based marketing and merchandising efforts; (3) assessment of the Company’s portfolio of IT assets and systems; (4) promotion of an effective, efficient, scalable, flexible, secure, and reliable IT infrastructure; and (5) consideration of the impact of emerging IT developments that may affect the IT function’s ability to support the needs of the business.

The Technology Advisory Committee operates under a written charter most recently amended as of February 10, 2016. The charter was last reviewed by the Committee in February 2017.

Consideration of Director Nominees

The Governance Committee periodically assesses the Board’s size and composition and whether there may be any near-term vacancies on the Board due to retirement or otherwise. The Governance

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                         GOVERNANCE AND BOARD MATTERS

Committee uses a variety of methods to identify and evaluate potential Director nominees when the need for a new or additional Director is identified. It may seek or receive candidate recommendations from other Board members, members of the Company’s senior management, stockholders, or other persons. In addition, if and when it deems appropriate, the Governance Committee may retain an independent executive search firm to assist it in identifying potential Director candidates. Any such candidates may be evaluated at regular or special meetings of the Governance Committee, and the Governance Committee may solicit input from other Directors.

In evaluating any identified or submitted candidates for the Board, the Governance Committee seeks to achieve a balance of knowledge, skills, experience, and capability on the Board and to address the Board membership criteria set forth in the Company’s Governance Principles. In addition, the Governance Committee believes that candidates must have high personal and professional ethics and integrity, with values compatible with those of the Company; broad and substantial experience at a senior managerial or policy-making level as a basis for contributing wisdom and practical insights; the ability to make significant contributions to the Company’s success; and sufficient time to devote to their duties as a Director. In addition, the Governance Committee believes it is important that each Director represent the interests of all stockholders.

The Governance Committee’s policy is to consider properly submitted stockholder nominations for Director candidates in the same manner as a committee-recommended nominee. To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement to the Company’s Secretary at Essendant Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559. This written statement must contain: (i) as to each nominee, his or her name and all such other information as would be required to be disclosed in a proxy statement with respect to the election of such person as a Director pursuant to the Exchange Act; (ii) the name and address of the stockholder providing such recommendation, a representation that the stockholder is the record owner of shares entitled to vote at the meeting, the number of shares owned, the period of such ownership, and a representation that the stockholder intends to appear in person or by proxy to nominate the person specified in the statement; (iii) whether the nominee meets the objective criteria for independence of directors under applicable the Nasdaq Marketplace Rules and the Company’s Governance Principles; (iv) a description of all arrangements or understandings, and any relationships, between the stockholder and the nominee or any other person or persons (naming such person(s)) pursuant to which the nomination is to be made by the stockholder; and (v) the written consent of each nominee to serve as a Director if so elected.

Communications with the Board and Annual Meeting Attendance

Any stockholder who desires to contact the Company’s Chairman of the Board, who serves as its lead independent Director, or the other members of the Board of Directors may do so by writing to: Chairman of the Board, or Board of Directors, Essendant Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559. All such written communications will be forwarded to and collected by the Company’s Secretary and delivered in the form received to the Chairman of the Board or, if so addressed or deemed appropriate based on the facts and circumstances outlined in the communication, to another member of the Board or a chair of one of its standing committees. However, unsolicited advertisements, invitations or promotional materials may not be forwarded to Directors, in the discretion of the Secretary.

Directors are encouraged to attend annual meetings of the Company’s stockholders. All members of the Company’s Board of Directors then serving on the Board attended the 2017 Annual Meeting of Stockholders.

2018 PROXY STATEMENT	21

EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

22	2018 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Other Compensation Information

2018 PROXY STATEMENT	23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) describes the background, objectives and structure of our 2017 executive compensation programs. This CD&A is intended to be read in conjunction with the tables beginning on page 42 which provide further historical compensation information for our following named executive officers (“NEOs”):

Name	Title
NEOs – Current Employees
Richard D. Phillips	President and Chief Executive Officer
Janet H. Zelenka	Senior Vice President and Chief Financial Officer
Keith J. Dougherty	Senior Vice President, Merchandising, Inventory & Pricing
Harry A. Dochelli	President, Business and Facilities
Carole W. Tomko	Senior Vice President and Chief Human Resources Officer
NEOs – Former Employees
Robert B. Aiken Jr.[1]	Former President and Chief Executive Officer
Earl C. Shanks[1]	Former Senior Vice President and Chief Financial Officer

[1]	Mr. Aiken resigned as President and Chief Executive Officer of the Company as of June 12, 2017 and as an employee of the Company effective July 7, 2017. Mr. Shanks resigned as Chief Financial Officer and retired from the Company effective as of May 26, 2017.

Executive Summary

2017 Business Highlights

Essendant Inc. is a leading national distributor of workplace items, with 2017 net sales of $5.0 billion. We provide access to a broad assortment of over 170,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. Essendant serves a diverse group of customers, including independent resellers, national resellers and e-commerce businesses. Our network of distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S.

Essendant operated in a challenging environment in 2017, experiencing sales declines in the national reseller channel. These declines resulted in a deleveraging of our cost base, driving a lower gross margin. Partly offsetting these declines was a 4.9% increase in sales in our Industrial supplies product categories during 2017.

In response to the sales environment, we took actions in 2017 to create value and sharpen our focus on three strategic drivers:

1)	Improving efficiency across the distribution network and reduce the cost base
2)	Accelerating sales performance in key channels where we are positioned to grow
3)	Advancing supplier partnerships that leverage our network and capabilities

In 2017, as part of these strategic drivers, we commenced a freight consolidation model that is expected to reduce costs and improve efficiency and executed a merchandising initiative that delivered improved returns, which partly offset the impact of the sales declines on gross margin. Additionally, free cash flow1 improved to $147.1 million, driving a reduction in debt of more than $100 million.

[1]	A reconciliation of Operating Activities to Free Cash Flow is provided in Appendix A.

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                         EXECUTIVE COMPENSATION

Essendant continues to execute on these strategic drivers into 2018, announcing a restructuring program aimed at reducing our cost base, aligning organizational infrastructure and leadership with our growth channels to drive sales, and providing capacity to invest in products with preferred suppliers and in growth categories.

As a result of the 2017 challenges, we experienced a GAAP loss per share of $7.27 and a decline in adjusted earnings per share to $0.67 in 2017 compared to $1.54 in 2016.1

We believe our pay-for-performance compensation structure operated as designed. Specifically, the structure:

•	Puts substantial percentage of executives’ compensation at risk,
•	Focuses executives on building long-term stockholder value; and
•	Retains key talent during a time of changing industry dynamics.

2017 Incentive Payouts

As a result of our 2017 financial performance, our NEOs earned up to 65% under the annual cash incentive plan and no additional vesting of shares under outstanding performance-based equity awards.

•	The Human Resources Committee (“HR Committee”) and the Board assessed our performance against the HR Committee-approved performance goals under the 2017 Management Cash Incentive Award Plan (“MIP”) and determined that we did not achieve the metric related to adjusted earnings before interest and taxes (“Adjusted EBIT”) but that we exceeded the maximum free cash flow performance goal, resulting in a 200% payout on that metric (or 35% of each NEO’s target payout on a weighted basis). The HR Committee and Board also approved payouts of 90% to 100% of the personal goals portion of the MIP (or up to 30% of each NEO’s target payout on a weighted basis).
•	The HR Committee and the Board assessed our performance against the HR Committee-approved performance goals under the performance-based restricted stock units (“RSU’) granted to our NEOs in March 2015 and determined that we did not achieve threshold goals based on adjusted net income and working capital efficiency for the three-year period ended December 31, 2017, therefore, our NEOs did not vest in any shares under their respective 2015 RSU grants. See “—Elements of Compensation—No Performance-Based Restricted Stock Units Vested in 2016”.
•	The performance-based RSU awards issued in March 2016 are a three-year performance award scheduled to vest in March 2019. The 2016 awards are based on performance against net income, working capital efficiency, and relative total shareholder return.
•	The performance-based RSU awards issued in March 2017 are based on a one-year performance period with a three-year cliff vesting and are scheduled to vest in March 2020. The 2017 awards will be paid on performance against performance goals based on adjusted earnings per share and free cash flow, subject to a total stockholder return modifier to be applied in 2020.

Key Leadership Changes

Changes to our management team in 2017 included:

•	On June 13, 2017, the Board of Directors appointed Mr. Phillips Interim President and Chief Executive Officer, following Mr. Aiken’s resignation. Mr. Phillips has proven expertise across our

[1]	A reconciliation of adjusted EPS to GAAP EPS is provided in Appendix A.

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EXECUTIVE COMPENSATION

platform and channels, including responsibility for the successful turnaround of our Industrial business and leadership of many of our growth businesses. After conducting a national executive search and assessing Mr. Phillips’ performance in the interim role, the Board appointed him President and CEO effective October 24, 2017.
•	On May 26, 2017, Ms. Zelenka was appointed Senior Vice President and Chief Financial Officer, following Mr. Shanks’s retirement. Ms. Zelenka retained responsibility of Chief Information Officer as well.

2017 Key Compensation Decisions

The Company’s executive compensation program is designed to attract and retain talented executives and to reward them appropriately for their contributions to the Company. In making compensation decisions, the Human Resources Committee consults Meridian Compensation Partners, LLC, the Committee’s independent compensation consultant, and analyzes the Company’s compensation practices compared to the practices of a comparator peer group of companies. The Company’s recommendations to the Committee, and the Committee’s decisions, also take into consideration any feedback received by management from the Company’s stockholders with whom management meets regularly.

2017 Management Incentive Plan

In February 2017, the Human Resources Committee approved the design of the 2017 MIP, with the performance metrics and weightings of:

•	Adjusted EBIT (52.5%)
•	Free cash flow (17.5%)
•	Performance against Personal Goals (30%);

See “—Elements of Compensation—Annual Bonus (Management Cash Incentive Awards Plan).” Our performance was below internal performance goals, which resulted in under target payouts to our executives under this annual cash incentive plan.

2017 Performance-Based Restricted Stock Units and Time-Based Restricted Stock

In February 2017, the Human Resources Committee approved performance-based restricted stock unit awards (“RSUs”) for the NEOs. The RSUs approved in February 2017, are subject to a one-year performance period, three-year service-based cliff vesting period, and a Total Shareholder Return (“TSR”) modifier that will be applied at the end of the three-year service period. The TSR modifier may increase or decrease the value of the award by up to 15% based on Essendant’s stock performance as compared to peers. Upon vesting, the vested portion of the RSU is settled in stock. Previously, the Human Resources Committee approved performance-based RSUs that were subject to a three-year performance period. The Committee’s decision to move from a three-year performance period to a one-year performance period reflects the current difficulties in setting three-year performance targets due to the rapid and accelerating consolidation in the industry and the associated declines in revenue and margins. The Human Resources Committee applied a TSR modifier to the 2017 performance-based RSU awards to align the plan design with other companies in our comparator group as well as general industry.

The 2017 performance-based RSU awards will be earned to the extent the Company achieves EBIT targets (weighted 75%), and free cash flow targets (weighted 25%) for 2017 subject to a 15% TSR

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modifier at the end of the three-year service-based vesting period in 2020. See “—Elements of Compensation—Long-Term Equity Incentive Awards,” “—2017 Performance-Based RSU Awards” and “—Mix of Equity Incentive Awards.”

In July 2017, the Human Resources Committee approved restricted stock awards for the NEOs subject to time-based vesting. These awards vest ratably over a three-year period.

Mr. Phillips’ Compensation Packages

On July 11, 2017, the Human Resources Committee approved and the Board of Directors ratified Mr. Phillips’ interim compensation package, which was structured to retain certain elements of his previous compensation package and include additional elements of compensation to recognize his expanded responsibilities and duties due to his appointment as Interim President and CEO. Mr. Phillips interim compensation package was:

•	A supplemental base salary amount while he served as Interim CEO, which brought his annual base salary during that period to $700,000.
•	An annual incentive payment with a target amount equal to his base salary during the period he served as Interim CEO;
•	A grant of restricted stock valued at $199,995 on June 13, 2017 and a second restricted stock award valued at $199,994 on September 1, 2017. These restricted awards will vest in three annual installments and generally have the same terms as the Company’s standard restricted stock awards, except they provide for vesting of unvested restricted stock if he terminates his employment with the consent of the Board or the Company terminates his employment without cause.

On October 24, 2017 Mr. Phillips was appointed to the position of President and Chief Executive Officer of Essendant. He was also appointed to Essendant’s Board of Directors. On December 21, 2017, the Human Resources Committee approved and the Board of Directors ratified his compensation package as President and CEO. The Committee and the Board considered several factors in determining Mr. Phillips’ compensation, including peer group market compensation values and compensation values adjusted for company size; Mr. Phillips’ current compensation; the compensation of the Company’s previous president and chief executive officer; and the Committee’s and Board’s desire to demonstrate their confidence in Mr. Phillips. Mr. Phillips’ compensation package includes the following elements:

•	An annual base salary of $825,000, retroactive to his October 24, 2017 appointment as President and Chief Executive Officer.
•	An annual cash incentive target of 130% of his annual base salary, with the target level retroactive to October 24, 2017.
•	Target annual long-term equity award value of $2,600,000.
•	A cash perquisite allowance of $2,000 per month.
•	A one-time restricted stock award with a target economic value of $1,000,000 and a one-time performance unit award with a target economic value of $2,000,000 and a maximum value of $4,000,000. Both awards were granted effective January 1, 2018. The restricted stock award will cliff vest on January 1, 2021. To the extent the performance metrics for the performance unit award are satisfied, that award will also vest on January 1, 2021. The awards will also vest in connection with certain termination of employment and change of control scenarios.

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EXECUTIVE COMPENSATION

Other Named Executive Officers’ 2017 Compensation

The Human Resources Committee took into consideration several factors in determining compensation opportunities for our other NEOs, including the Company’s dependence upon their strategic value, the importance of leadership continuity and stability, the NEO’s contributions to our financial and business results, and the results of biennial market adjustment analysis provided by Aon Hewitt to the Human Resources Committee. Based on this information, combined with advice from Meridian, the Committee’s compensation consultant, the Committee approved in July 2017 the following compensation actions:

•	Ms. Zelenka’s annual salary was increased from $450,000 to $480,000, her annual incentive target under MIP was increased from 60% to 80% of her base salary, and her target annual LTIP economic value was increased from 180% to 200% of base salary.
•	Mr. Dougherty’s annual salary was increased from $400,000 to $475,000, his annual incentive target under MIP was increased from 60% to 75% of his base salary, and his target annual LTIP economic value was increased from 125% to 135% of base salary.
•	Mr. Dochelli’s annual salary was increased from $400,000 to $475,000, his annual incentive target under MIP was increased from 60% to 75% of his base salary, and his target annual LTIP economic value was increased from 125% to 135% of base salary.
•	Ms. Tomko’s annual salary was increased from $390,000 to $425,000, her annual incentive target under MIP was increased from 60% to 65% of her base salary, and her target annual LTIP economic value was increased from 115% to 130% of base salary. Upon hire in May of 2014, Ms. Tomko was granted an upfront payment to cover her commuting expenses for a three-year period of time. In July 2017, the Human Resources Committee approved a bi-monthly commuting stipend until such time as Ms. Tomko’s employment terminates.

Cash Awards

On July 11, 2017, the Committee also approved cash awards for Mr. Phillips, the other NEOs, and the Company’s other senior leaders as additional incentives to retain their services as the Company executes its transformation plan. Each NEO received two cash awards, one vesting in three equal installments on December 31, 2017, December 31, 2018, and December 31, 2019 (the “Long-Term Cash Installment Awards”), and the other vesting on January 1, 2020 (the “Long-Term Cash Cliff Awards”). These awards were issued on September 1, 2017. See “—Elements of Compensation—Long-Term Incentive Plan Awards—Other 2017 LTIP Awards.”

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Compensation Governance Practices

Our solid compensation governance framework and pay-for-performance practices provide appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions.

Best Practices We Employ	Practices We Avoid
✓ Pay is closely linked to performance and targeted around the 50th percentile of a Human Resources Committee-approved comparator group of similar size and industry peers	× Supplemental Executive Retirement Plan (SERP) benefits are not provided
✓ Performance metrics are directly tied to drivers of value creation	× Hedging and short sales are not permitted
✓ Executives are subject to stock ownership guidelines consistent with market practices	× Pledging is not permitted without pre-approval
✓ Appropriate caps on incentive plan payouts	× Dividends and dividend equivalents are not provided on unearned performance awards
✓ Incentive compensation “clawback” policy	× Incentive program designs do not encourage excessive risk taking
✓ Change-in-Control (“CIC”) severance requires a double trigger	× Excise tax gross-ups were eliminated for all new agreements after December 31, 2010
✓ Our Human Resources Committee is comprised entirely of independent Directors
✓ Our Human Resources Committee engages an independent consultant
✓ Our Human Resources Committee regularly meets in executive session without management present
✓ Annual risk assessment of the compensation program confirms incentives do not encourage excessive risk-taking

Say-On-Pay Vote

At the 2017 Annual Meeting, our executive compensation was approved by 98.57% of the shares voted. The Human Resources Committee views this non-binding advisory vote result, which is in line with previous support levels, as a strong expression of our stockholders’ continued satisfaction with our executive compensation structure and philosophy. The Committee considered this strong support in determining to primarily continue the general philosophy and elements of the Company’s executive compensation programs for fiscal year 2018.

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EXECUTIVE COMPENSATION

Target Total Compensation

The Human Resources Committee set the mix of NEO pay between fixed and variable compensation, with the greatest emphasis on variable compensation to promote a strong pay-for-performance culture. In 2017, 73% of Mr. Phillips 2018 target compensation was variable or “at risk” and 67% of the target compensation for our other current NEOs was variable or “at risk.”

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to attract and retain talented executives and to reward them appropriately for their contributions to the Company. In addition, our executive compensation program is intended to support our strategic objectives and align the interests of our executives and our stockholders.

Our executive compensation program consists of base salary, annual cash incentives, and long-term equity incentives, as well as benefits that are generally available to our salaried employees and limited perquisites. In 2017, we added additional long term cash incentive awards to our executives to support executive retention through 2019 as we continue to execute against the Company’s transformation plan. We believe that spreading compensation across these components achieves our compensation objectives of:

  ✓     Paying for performance

  ✓     Establishing competitive executive target pay levels

  ✓     Balancing fixed and at-risk compensation appropriately

  ✓     Balancing short-term and long-term goals appropriately

  ✓     Aligning the interests of management and stockholders

  ✓     Managing both retention and compensation risk

Compensation Decision-Making Process

Use of Consultants

In 2017, Aon Hewitt provided consulting services to management, including consulting on compensation philosophy and plan design, as well as executive job compensation analysis. The Company engages a compensation consulting firm to conduct a formal compensation benchmark study every other year. The information from the study completed by Aon Hewitt in May 2016 was updated in 2017 and used to recommend compensation changes in 2017.

The Human Resources Committee has separately retained an independent consultant, Meridian Compensation Partners, LLC, to advise the Committee on compensation matters (including its review of management recommendations with respect to base salary adjustments, annual cash incentive awards and long-term incentive equity awards for executive officers) and to inform the Committee of regulatory developments and implications. Meridian provides no other services to the Company.

Performance Management

The Governance Committee of our Board of Directors oversees the annual evaluation of our President and CEO’s performance. The Human Resources Committee recommends to the independent Directors on the Board, for Board approval, adjustments to our President and CEO’s annual base salary, annual cash incentive award targets and long-term incentive targets. Our President and CEO annually reviews the performance of all other executive officers and makes recommendations to the Human Resources Committee, for its approval, with respect to their base salary adjustments and annual cash and long-term

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incentive targets. The Human Resources Committee approves the final base salary adjustments and incentive targets of the other named executive officers and exercises its discretion in modifying any recommended adjustments or incentive targets.

Compensation Competitive Analysis

The Human Resources Committee selected the companies listed below for our 2017 comparator group. The comparator group is used to benchmark each NEO’s compensation and to help set future compensation levels. The comparator group consists of companies which compete with us for talent and that are comparable to the Company in revenue, number of employees, and industry (or are wholesaler organizations).

2017 Peer Group

Company	Revenue[1]	Full-Time Employees[1]	Industry
Anixter International Inc.	$7,927,400,000	8,900	Technology Distributors
Applied Industrial Technologies, Inc.	$2,593,746,000	5,554	Trading Companies and Distributors
CDW Corporation	$15,191,500,000	8,726	Technology Distributors
Fastenal Company	$4,390,500,000	20,565	Trading Companies and Distributors
Genuine Parts Company	$16,308,801,000	48,000	Distributors
HD Supply Holdings, Inc.	$5,121,000,000	11,000	Trading Companies and Distributors
HNI Corporation	$2,175,882,000	9,100	Office Services and Supplies
Insight Enterprises, Inc.	$6,703,623,000	6,697	Technology Distributors
MSC Industrial Direct Co., Inc.	$2,887,744,000	6,563	Trading Companies and Distributors
Office Depot, Inc.	$10,240,000,000	45,000	Specialty Stores
Patterson Companies, Inc.	$5,593,127,000	7,500	Healthcare Distributors
Pitney Bowes Inc.	$3,549,948,000	14,700	Office Services and Supplies
Pool Corporation	$2,788,188,000	4,000	Distributors
Staples, Inc.[2]	—	—	Specialty Stores
Steelcase Inc.	$3,032,400,000	11,700	Office Services and Supplies
SYNNEX Corporation	$17,045,700,000	107,400	Technology Distributors
Veritiv Corporation	$8,364,700,000	8,900	Trading Companies and Distributors
W.W. Grainger, Inc.	$10,424,858,000	25,050	Trading Companies and Distributors
Watsco, Inc.	$4,341,955,000	5,200	Trading Companies and Distributors
WESCO International, Inc.	$7,679,021,000	9,100	Trading Companies and Distributors
Essendant Inc.	$5,037,327,000	6,400	Office Services and Supplies
75th Percentile	$9,302,350,000	17,633
Average	$7,176,847,000	19,140
Median	$5,593,127,000	9,100
25th Percentile	$3,291,174,000	7,099
1	Revenues and full-time employees are as reported in each company’s most recently disclosed information as of March 19, 2018.
2	Staples was taken private in September 2017 and no longer publicly discloses this information.

There is generally a correlation between company size (revenue) and executive compensation. Accordingly, regression analysis, a common statistical technique, was applied to estimate the market values for each element of compensation for each of the NEOs.

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EXECUTIVE COMPENSATION

The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. The predominant market reference point is the 50th percentile. Importantly, the Committee does apply judgment and discretion in establishing where specific individuals are compared to the market reference points. The Committee will take into consideration not only competitive market data, but also factors such as Company, business unit and individual performance, scope of responsibility, critical needs and skill sets, leadership potential retention risks and succession planning. Our pay philosophy targets each element of compensation at the 50th percentile of market. However, as with any company there are instances where some individuals and/or elements of pay may be above or below the 50th percentile reference point.

Elements of Compensation

The chart below shows the elements that make up total direct compensation for our NEOs. Base salary is fixed pay that recognizes each NEO’s role and responsibilities. Annual cash incentive awards are variable and reward achievement of annual financial, operating, and individual goals. Long-term incentives are awarded in the form of performance-based restricted stock units (”RSUs”) that support the achievement of our three-year financial plan, time-based restricted stock that supports retention and the creation of long-term stockholder value, and cash awards that serve as additional incentives to retain the NEOs services as the Company executes its strategic plan. Annual cash incentives and long-term incentives are awarded under our 2015 Long-Term Incentive Plan (“LTIP”).

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Base Salary

The Human Resources Committee considered the following factors when evaluating each NEO’s base salary:

➢	Job performance: The executive’s performance relative to the specific financial targets or business objectives for the job;
➢	Market factors: The market compensation profile for similar jobs and the need to attract and retain qualified candidates for high-demand positions;
➢	Potential: The individual’s expected contribution to the Company’s future performance;
➢	Retention risk: The need to retain high performing and high potential executives; and
➢	Internal value of the executive’s role: The relative importance of the job within the Company’s executive ranks based on the scope of responsibility and performance expectation.

Based on its evaluation of the foregoing factors, in July 2017 the Human Resources Committee approved increases in base salaries for our NEOs, other than Mr. Phillips. Ms. Zelenka’s base salary was increased to $480,000 (approximately the 50th percentile). Mr. Dochelli’s and Mr. Dougherty’s salaries were both increased to $475,000 (approximately the 75th percentile and 60th percentile, respectively), due to strategic importance of their roles and their extensive industry experience. Ms. Tomko’s base salary was raised to the 60th percentile, which is reflective of her experience.

Annual Bonus (Management Cash Incentive Awards Plan)

All of our named executive officers participated in the MIP, which promotes the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash incentive awards for achieving Company performance goals.

Each named executive officer’s annual cash incentive award target under the MIP is set as a percentage of his or her base salary. These percentages generally approximate the 50th percentile of the comparator group. Each year, the Committee establishes financial performance goals.

The threshold, target and maximum levels of each performance measure were set it 2017 with the following objectives:

•	Relative difficulty of achieving each level;
•	Target level is challenging but achievable;
•	Performance ranges within which threshold and maximum incentive payouts can be earned are generally consistent with the range of financial results within which performance is expected to occur; and
•	Threshold payment is made to reward partial achievement of the targets and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance;
•	Additional emphasis put on achievement of personal goals.

During the first quarter of 2017, the Human Resources Committee established threshold, target, and maximum performance goals for the following financial metrics: (i) adjusted earnings before interest and taxes and (ii) free cash flow. The Human Resources Committee established these metrics based on the Company’s goals of significantly improving free cash flow in 2017 while maintaining 2016 adjusted EBIT performance. In addition, the Human Resources Committee authorized the establishment of individual

2018 PROXY STATEMENT	33

                         EXECUTIVE COMPENSATION

personal goals for each NEO. In the first quarter of 2017, the Human Resources Committee also established threshold, target and maximum Industrial Group EBIT goals; the 2017 MIP opportunity for employees with significant roles in the Company’s Industrial businesses was based on Industrial Group EBIT, adjusted EBIT, free cash flow, and personal goals. These metrics were utilized for Mr. Phillips for the period ending June 12, 2017, during which time he served as the President, ORS Nasco and Group President, Industrial. This mix of performance measures encouraged our NEOs to focus appropriately on the Company’s key financial and strategic objectives.

The potential payout on each financial measure ranged from 0% to 200% of target depending upon the level of achieved performance. For achieved performance between threshold and target or target and maximum, the percentage of target earned was determined by linear interpolation. The potential payout on individual personal goals was 0% to 100% of target.

2017 Company Performance Metrics and Achieved Performance

Metric(1)	Weight	Threshold	Target	Maximum	2017 Actual Performance
Adjusted EBIT	52.5%	$111.2M	$123.5M	$153.2M	$61.4M
Free Cash Flow	17.5%	$42.0M	$60.0M	$90.0M	$147.1M
[1]	Mr. Phillips served as President, ORS Nasco and Group President, Industrial until June 12, 2017. From January 1, 2017 to June 12, 2017, the performance metrics for his MIP award were Industrial Group adjusted EBIT (weighted 35%); total Company adjusted EBIT (26.3%); total Company free cash flow (8.7%) and personal goals (30%). The threshold, target and maximum Industrial Group EBIT goals were $31.3M, $39.2M, and $50.9M, respectively, and 2017 actual Industrial Group EBIT was $44.0M.

Name	Metric	Weight	Target	Maximum	2017 Actual Performance
Richard D. Phillips	Personal Goals	30%	100%	100%	95%
Janet H. Zelenka	Personal Goals	30%	100%	100%	90%
Keith J. Dougherty	Personal Goals	30%	100%	100%	100%
Harry A. Dochelli	Personal Goals	30%	100%	100%	90%
Carole W. Tomko	Personal Goals	30%	100%	100%	90%

For purposes of the MIP, “Adjusted EBIT” is defined as earnings before interest and taxes, and “Free Cash Flow” is defined as net cash provided by (used in) operating activities and net cash provided by (used in) investing activities aggregated and adjusted to exclude acquisitions, net of cash acquired, and divestitures, all as reported in or derived from the Company’s 2017 quarterly earnings releases in the table setting forth reconciliations of non-GAAP financial measures and re-calculated based on accounting standards promulgated by the Financial Accounting Standards Board or similar accounting standards body in place as of December 31, 2016, and adjusted to eliminate the effects of any and all of the following (net of any tax effects) to the extent not already included in the aforementioned table: (i) write-offs of previously capitalized financing costs; (ii) subsidiary charitable contributions to the Essendant Charitable Foundation; (iii) projected impacts on financial results of any acquisition or disposition (including liquidation of at least 90% of the assets) of any business during 2017 as reflected in the final financial valuation of the transaction presented to the Board prior to the Board’s approval of the transaction; (iv) impairment of goodwill and other intangible assets (as defined by ASC 350); (v) curtailment, settlement or termination of any of the Company’s pension plans (as defined in ASC 715); (vi) litigation or claim judgments and settlements; (vii) restructuring costs (as defined by ASC 420); (viii) establishment of allowances for doubtful accounts related to a specific customer; and (ix) consulting fees and expenses related to the Company’s transformation program.

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Our 2017 financial results fell short of the threshold levels of the MIP Adjusted EBIT performance metrics but, exceeded our Free Cash Flow performance metrics. Based on these results the Human Resources Committee determined that the annual incentive would be paid under the 2017 MIP for the Company metrics portion of MIP would be 35%, which is 200% of the Free Cash Flow target. For each of our executives, 30% of the 2017 MIP payout was subject to review by the CEO (other than in his own case) and corresponding payout recommendations were made to the Human Resources Committee (or the independent Directors on the Board, in the case of Mr. Phillips). Based on the Committee’s/Board’s review and approval of these recommendations, each NEO received between 90% and 100% payout against his or her specific personal performance targets.

In order for the Company to receive an income tax deduction for MIP amounts payable to MIP participants who are “covered employees” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), the payouts to NEOs as calculated under the MIP are paid from a separate pool established under the stockholder-approved LTIP (the “MIP incentive pool”). The MIP incentive pool for 2017 was an amount equal to 10% of 2017 EBIT (as defined under the MIP). The Committee used its discretion to reduce the payouts to each participant covered by the MIP incentive pool to equal the payouts described above.

Historical Levels of MIP Payouts as a Percentage of Target

The annual cash incentive award payout chart below reflects our achievement of the MIP performance measures for the past ten years and underscores our pay-for-performance approach. (Executive officers did not participate in the MIP in 2009.) As shown in the chart, the MIP payout has been at or above the overall target level twice in the last ten years, but during that period we have never achieved the maximum performance level. The annual incentive payout percentage over the last five years has decelerated consistent with the performance of both the Company and the overall industry in which the Company operates. This has made it challenging to establish meaningful targets which is the reason we moved to a 30% personal performance factor in 2017 and intend to do the same in 2018. The payout for executive officers in the past five years has averaged 52% of target.

2018 PROXY STATEMENT	35

                         EXECUTIVE COMPENSATION

Long-Term Incentive Plan Awards

In 2017 the Human Resources Committee awarded long-term equity incentive awards to the Company’s NEOs. The Committee considered various factors in determining the size of each NEO’s long-term equity incentive awards, including the NEO’s:

1.	Ability to make a substantial contribution to the Company’s financial results;

2.	Market competitive award opportunities;

3.	Level of responsibility;

4.	Performance and experience;

5.	Leadership potential;

6.	Desire to retain the NEO

The Human Resources Committee determines each NEO’s (other than the CEO’s) eligibility for an LTIP award based on the recommendations of the CEO, rather than automatically based on title, position, or salary level. The Board determines the CEO’s eligibility for an LTIP award. The economic value of each NEO’s total LTIP awards is generally targeted at or near the 50th percentile of the comparator group, subject to adjustment by the Committee to reflect the foregoing factors.

LTIP Equity Awards Target Value and Equity Pay Mix

In February 2017, the Human Resources Committee approved each NEO’s long-term equity incentive target value based on the foregoing factors, with the target value of the Company’s former CEO, Mr. Aiken, allocated to 60% of his full year target. Mr. Aiken did not receive the balance of his 2017 full year target economic value because he resigned prior to the September 2017 grant of time based restricted stock. The long-term equity incentive target values for the other NEOs was allocated 50% to performance-based RSUs and 50% to time-based restricted stock. The chart below shows each NEO’s long-term incentive target value and the allocation of that value to the NEO’s performance-based RSUs and time-based restricted stock.

Name	Target Economic Value of 2017 LTIP Awards % of Base Salary	Grant Date Value of RSU Awards	Grant Date Value of Restricted Stock Awards
Current NEOs
Richard D. Phillips(1)	125% / 135%	$249,991	$720,610(1)
Janet H. Zelenka	115% / 200%	$212,746	$479,991(2)
Keith J. Dougherty	125% / 135%	$249,991	$570,607(2)(3)
Harry A. Dochelli	125% / 135%	$249,991	$320,621(2)
Carole W. Tomko	115% / 130%	$224,249	$276,247(2)
Former NEOs
Robert B. Aiken Jr.	300%	$1,439,992	—
Earl C. Shanks	170%	$403,739	—

(1)	This amount includes two restricted stock awards, one valued at $199,995 granted on 6/13/2017 and one valued at $199,994 granted on 9/1/2017, that Mr. Phillips received while serving as Interim President and Chief Executive Officer. These were in addition to a restricted stock award with a $320,621 target value that Mr. Phillips received on September 1, 2017 pursuant to the Company’s regular annual restricted stock awards. See “—Other 2017 LTIP Awards” for further discussion.

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(2)	In connection with the Company’s biennial compensation study, the target economic values of the 2017 LTIP awards for Ms. Zelenka, Mr. Dougherty, Mr. Dochelli, and Ms. Tomko were increased to bring their LTIP percentage target closer to the 50th percentile (the 75th percentile in the case of Mr. Dougherty).
(3)	This amount includes a $249,986 sign-on equity award in March 2017 in addition to his September 2017 restricted stock award of $320,621. See “—Other 2017 LTIP Awards.” See “—Other 2016 LTIP Awards.”

2017 Restricted Stock Awards

Restricted stock granted to NEOs in 2017 vests in three equal, annual increments, except that if the aggregate adjusted diluted earnings per share of the Company for the four quarters preceding a vesting date do not exceed a specified amount, the restricted stock scheduled to vest on that date will be forfeited. (The earnings per share requirement is designed to provide tax deductibility as described below. See “—Additional Compensation Policies and Practices—Tax Deductibility.”)

2017 Performance-Based Restricted Stock Unit (“RSU”) Awards

In February 2017, the Human Resources Committee approved the grant of performance-based RSU to each NEO. The performance-based RSUs are subject to a one-year performance period, a three-year cliff vesting period and a TSR modifier employed at the end of the three-year vesting period. Previously, the Human Resources Committee approved performance-based RSUs that were subject to a three-year performance period. The Committee’s decision to move from a three-year performance period to a one-year performance period reflects the current difficulties in setting three-year performance targets due to the rapid and accelerating consolidation in the Office Products market and the associated declines in revenue and margins. The Human Resources Committee continued to apply a TSR modifier to the performance-based RSU awards made in 2017 to align the plan design with other companies in our comparator group as well as general industry.

Other 2017 LTIP Awards

During his interim role as President and CEO (June 2017-October 2017), Mr. Phillips received two restricted stock awards, one in the amount of $199,995 and the second in the amount of $199,994. The first award was issued in June 2017 and second award was issued in September 2017. Both awards will vest in three annual installments on the anniversary of the grant dates. These awards were granted as part of the Interim President and CEO compensation package approved by the Board in June 2017.

On July 11, 2017, the Committee also approved cash awards for Mr. Phillips, the NEOs, and the Company’s other senior leaders as additional incentives to retain their services as the Company executes its transformation plan. Each NEO received two time-based vesting cash awards, one vesting in three equal installments on December 31, 2017, December 31, 2018, and December 31, 2019 (the “Long-Term Cash Installment Awards”), and the other vesting on January 1, 2020 (the “Long-Term Cash Cliff Awards”). These awards were issued on September 1, 2017. The following table shows the amount of the cash awards granted to each NEO.

Name and Principal Position	Amount of Long-Term Cash Installment Award	Amount of Long-Term Cash Cliff Award
Richard D. Phillips	$320,625	$1,000,000
Janet H. Zelenka	$480,000	$500,000
Keith J. Dougherty	$320,625	$1,000,000
Harry A. Dochelli	$320,625	$1,000,000
Carole W. Tomko	$276,250	$500,000

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EXECUTIVE COMPENSATION

2015 Performance-Based RSUs Did Not Vest

The Company granted performance-based RSUs to certain of the NEOs in March 2015 (the “2015 RSUs”). The 2015 RSUs were subject to performance metrics based on the Company’s cumulative 2015-2017 adjusted net income and working capital efficiency. The Company did not exceed the threshold performance goal set forth in the 2015 RSUs and accordingly those awards did not vest.

Company’s Cumulative Adjusted Net Income Goals, Cumulative Working Capital Efficiency, and

Corresponding Performance Factors During the Performance Periods Indicated

2015 Performance-Based RSU Awards	3 Year Period Ended December 31, 2017		3 Year Period Ended December 31, 2017
	Adjusted Net Income Goal ($ million)	Performance Factor	Working Capital Efficiency (%)	Performance Factor
Maximum	413.6	200%	14.98%	200%
Target	396.9	100%	15.73%	100%
Threshold	364.8	0%	16.48%	0%
Actual	184.0	0%	17.50%	0%

Additional Compensation Policies and Practices

Stock Ownership Guidelines

The Company and its stockholders are best served by managing the business with a long-term perspective while delivering strong annual results. We believe stock ownership is an important tool to strengthen the alignment of interests of stockholders, Directors, and executive officers. Our guidelines specify that each Director and executive officer should retain 100% of any shares of Company common stock acquired (net of required tax withholding) through equity-based grants made by the Company under our incentive plans, until the participant has attained the level of ownership of qualifying Company securities (described below) as a multiple of the participant’s annual base pay or cash retainer (“Multiple of Pay”) outlined in the table below. Once the target Multiple of Pay is achieved, the participant may sell shares of Company stock without restriction, provided that the sale does not cause the value of the participant’s ownership (measured based on the sales price of Company stock) to fall below the target Multiple of Pay. As of December 31, 2017, all the Directors and current NEOs complied with the retention aspects of the stock ownership guidelines.

NEO	Title	Required Salary Multiple
Richard D. Phillips	President and CEO	Five x base salary
Janet H. Zelenka	Senior Vice President and CFO	Three x base salary
Keith J. Dougherty	Senior Vice President, Merchandising, Inventory & Pricing	One x base salary
Harry A. Dochelli	President, Business and Facility Essentials	One x base salary
Carole W. Tomko	Senior Vice President Chief Human Resources Officer	One x base salary
Independent Directors		Five x annual cash retainer

38	2018 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

The value of all of the following types of Company stock, stock units or stock options owned by or granted to the participant qualifies toward the participant’s attainment of the target multiple of pay:

•	Unvested restricted stock
•	Shares owned outright/shares beneficially owned, including shares owned through the Company’s employee stock purchase plan or 401(k) plan
•	Shares attained through a deferred stock unit plan
•	Vested in-the-money stock options reflecting the gross value equal to the spread between the strike price (closing stock price on the date of grant) and the fair market value

The Board and the Committee may reduce future long-term incentive grants or other compensation provided to executives who do not comply with the guidelines.

Recoupment (“Clawback”) Policy

Under our clawback policy, the Committee has the authority and discretion to recoup incentive compensation previously paid to our executive officers if there is a subsequent restatement of financial statements or if an executive commits fraud or engages in other misconduct. Our form performance-based RSU and restricted stock award agreements include provisions requiring the forfeiture of any such awards, shares issued under such awards, and proceeds from the sale of any shares issued under such awards if the participant breaches certain covenants, including non-competition and non-solicitation restrictions that apply during the term of employment and for two years thereafter.

Anti-Hedging and Pledging Policies

Under our insider trading policy, directors and executive officers, as well as other employees, are prohibited from the following activities with respect to Company common stock:

✓	Hedging their interest or otherwise speculating in Company shares by selling short or trading or purchasing “put” or “call” options on our common stock or engaging in similar transactions; and

✓	Pledging any shares of our common stock without prior clearance from the Company.

As of January 1, 2018, no shares of Company common stock were pledged by any Director or executive officer.

Tax Deductibility

Section 162(m) of the Code as in effect prior to the enactment of tax reform legislation in December 2017 generally limited the corporate tax deduction for compensation paid to the chief executive officer and the three other most highly compensated executives (other than the CFO) to $1 million annually. Performance-based compensation was exempt from this deduction limitation if we met specified requirements set forth in the Code and applicable Treasury Regulations.

Recent tax reform legislation retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. Consequently, compensation paid in 2018 and later years to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

2018 PROXY STATEMENT	39

EXECUTIVE COMPENSATION

The Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the tax reform legislation with respect to performance-based compensation in excess of $1 million payable under outstanding awards granted before November 2, 2017 under our 2017 Management Cash Incentive Award Plan and 2015 Long-Term Incentive Plan in order to qualify them for the transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of newly revised Section 162(m) and the related requirements for transitional relief.

The Committee continues to believe that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company.

Perquisites and Other Benefits

We provide limited cash allowances in lieu of separate perquisite programs such as auto allowances, financial planning reimbursements, physical examination reimbursements, and supplemental liability insurance. Based on market data, the independent Directors on the Board approve the perquisite allowance for Mr. Phillips and the Human Resource Committee approves the perquisite allowances for the other named executive officers.

Other executive benefits include:

➢	Group life insurance and accidental death and dismemberment insurance equal to 2 1/2 times the executive’s base salary, up to a maximum benefit of $1.2 million.
➢	$200,000 of business travel insurance.
➢	Supplemental Long-Term Disability Insurance

Our executives are eligible to participate in all of our other employee benefit plans, such as medical, dental, vision, long-term disability and 401(k) plan. Executives hired prior to January 1, 2008 are also eligible to receive a pension benefit from our frozen pension plan. See “Executive Compensation – Retirement Benefits.” We believe these benefits support our goal of attracting and retaining key executive talent, as well as promote the health, well-being, and financial security of our executives.

Severance Benefits

We have entered into an executive employment agreement with Mr. Phillips. The other NEOs are covered by the Company’s Executive Severance Plan. The severance benefits under Mr. Phillips’ employment agreement and the Company’s Executive Severance Plan are intended to attract and retain executives and to facilitate an orderly transition upon certain terminations. See “Executive Compensation – Employment Contracts and Employment Termination and Change of Control Arrangements.”

The named executive officers’ benefits in the event of a change of control have a “double trigger,” meaning the executives are not automatically entitled to severance upon a change of control. Rather, they are entitled to receive severance following a change of control only if, within the period of time specified in their respective employment contracts or the Executive Severance Plan, their employment is terminated by the Company without cause or by the executive for good reason.

40	2018 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Change of control severance benefits help to maintain the named executive officers’ objectivity in decision-making on potential corporate transactions and provide another vehicle to align the interests of the named executive officers with the interests of our stockholders. The use of a double-trigger for the payment of change of control severance benefits encourages executives to remain with us through the closing of a change of control transaction, providing stability at a critical time.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

The Human Resources Committee:

Dennis J. Martin, Chair

Alexander M. Schmelkin

Paul S. Williams

2018 PROXY STATEMENT	41

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of all persons serving as principal executive officer (CEO) and principal financial officer (CFO) in fiscal 2017 and the next three highest compensated executive officers who were serving as such at December 31, 2017.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total Compensation ($)
Richard D. Phillips	2017	589,829	106,875	970,601	392,768	—	51,758	2,111,831
President and Chief Executive	2016	386,458	200,000	718,717		—	32,149	1,337,324
Officer	2015	375,000	—	656,220	46,875	—	31,157	1,109,252
Janet H. Zelenka	2017	437,083	160,000	692,737	201,500	11,836	36,370	1,539,526
Senior Vice President and Chief	2016	351,042	—	1,131,460	—	2,474	33,092	1,518,068
Financial Officer
Keith J. Dougherty	2017	434,375	231,875	820,598	190,633	—	32,060	1,709,541
Senior Vice President, Merch,
Inventory & Pricing
Harry A. Dochelli	2017	434,375	106,875	570,612	181,834	—	44,082	1,337,778
President, Office and Facilities
Carole W. Tomko	2017	406,042	92,083	500,496	157,086	—	70,039	1,225,746
Senior Vice President and Chief
HR Officer
Robert B. Aiken Jr.(7)	2017	415,342	—	1,439,992	—	—	33,912	1,889,246
Former President and Chief	2016	800,000	—	2,559,955	—	—	46,050	3,406,005
Executive Officer	2015	530,768	166,000	1,999,963	166,667	—	20,541	2,883,939
Earl C. Shanks(8)	2017	192,440	—	403,739	—	—	20,066	616,245
Former Senior Vice President	2016	475,000	—	1,009,959	—	—	34,666	1,519,625
and Chief Financial Officer	2015	63,035	—	249,995	15,833	—	288,017	616,880

(1)	Reflects base salary amounts earned during the years listed, including any portions deferred under the 401(k) Savings Plan and the Deferred Compensation Plan of the Company’s wholly owned subsidiary, Essendant Co.
(2)	For each NEO, the amounts listed in this column for 2017 for each NEO is the portion of his or her Long-Term Cash Installment Award that vested in 2017. See “Executive Compensation—Elements of Compensation—Long-Term Incentive Plan Awards—Other 2017 LTIP Awards” for more information about the Long-Term Cash Installment Awards. For Mr. Phillips, the amount listed in this column for 2016 represents a $200,000 discretionary bonus related to his 2016 performance; 50% of this bonus was paid to Mr. Phillips in March 2017 and the remainder was paid in March 2018. For Mr. Dougherty, the amount listed in this column for 2017 also includes the second half of a $250,000 bonus he was awarded in connection with joining the Company.
(3)	Amounts shown represent the grant date fair value of restricted stock awards and performance-based RSU awards that were granted in each year, computed in accordance with Financial Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation and represent the probable outcome of the performance condition. See Note 5, “Share-Based Compensation,” to the Company’s audited financial statements contained in our annual reports on Form 10-K for the years ended December 31, 2017, 2016, and 2015, for a discussion of the assumptions used in calculating these values. Assuming the highest level of performance was achieved, the grant date fair value of performance based RSU awards in 2017 to the NEOs would have been $499,982 for Mr. Phillips, $425,492 for Ms. Zelenka, $499,982 for Mr. Dougherty, $499,982 for Mr. Dochelli, $448,498 for Ms. Tomko, $2,879,984 for Mr. Aiken, and $807,478 for Mr. Shanks.
(4)	This amount represents the positive change in value under the Company’s Pension Plan for Ms. Zelenka, who is the only NEO who is eligible for the Pension Plan. Earnings on deferred compensation are not reflected in this column because the investment options under the non-qualified Deferred Compensation Plan are the same choices available to all employees under the 401(k) Savings Plan and the NEOs do not receive preferential earnings on their investments.

42	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

(5)	The amounts shown for 2017 include the following:

Name	401(k) Match ($)	Cash Perq Allowance ($)	Other Perqs(6) ($)	Total All Other Compensation ($)
Richard D. Phillips	9,000	21,319	21,439	51,758
Janet H. Zelenka	9,000	18,000	9,370	36,370
Keith J. Dougherty	9,000	18,000	5,060	32,060
Harry A. Dochelli	9,000	18,000	17,082	44,082
Carole W. Tomko	9,000	18,000	43,039	70,039
Robert B. Aiken	9,000	12,500	12,412	33,912
Earl C. Shanks	7,916	7,313	4,837	20,066

(6)	Other perquisites include (a) life insurance, (b) accidental death & dismemberment insurance, (c) long-term disability insurance, (d) cell phone stipend, (e) spousal travel and entertainment (f) $33,000 commuting allowance for Ms. Tomko (g) legal fees of $14,528 for Mr. Phillips related to his employment agreements as interim and permanent President and Chief Executive Officer.
(7)	Mr. Aiken resigned effective July 7, 2017.
(8)	Mr. Shanks retired effective May 26, 2017. The Human Resources Committee waived Mr. Shanks’ obligation to repay 50% of the $285,000 relocation allowance Mr. Shanks received when he was hired in 2015. The Committee’s decision to waive repayment was based on the fact that Mr. Shanks had completed more than three-quarters of the service time for this relocation allowance and in recognition of his transition assistance after he announced his retirement from the Company.

Grants of Plan-Based Awards During 2017

The compensation plans under which the grants in the following table were made are described under “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Plan Awards.” The LTIP permits different types of awards, including but not limited to stock options, restricted stock awards, stock appreciation rights, cash incentives awards, and performance-based awards. The LTIP requires that in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), outstanding equity awards will be proportionately adjusted.

2018 PROXY STATEMENT	43

EXECUTIVE COMPENSATION

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units
NAME	Grant Date	Approval Date	Target ($)	Maximum ($)	RSU Target (#)(2)	RSU Maximum (#)(2)	Restricted Stock Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Richard D. Phillips	3/15/2017	2/21/2017			16,733	33,466		249,991
Richard D. Phillips	6/13/2017	6/12/2017					12,610	199,995
Richard D. Phillips	9/1/2017	7/10/2017					26,763	320,621
Richard D. Phillips	9/1/2017	7/10/2017					16,694	199,994
Richard D. Phillips			564,576	959,779
Janet H. Zelenka	3/15/2017	2/21/2017			14,240	28,480		212,746
Janet H. Zelenka	9/1/2017	7/10/2017					40,066	479,991
Janet H. Zelenka			325,000	552,500
Keith J. Dougherty	3/1/2017	8/9/2017					15,943	249,986
Keith J. Dougherty	3/15/2017	2/21/2017			16,733	33,466		249,991
Keith J. Dougherty	9/1/2017	7/10/2017					26,763	320,621
Keith J. Dougherty			293,281	498,578
Harry A. Dochelli	3/15/2017	2/21/2017			16,733	33,466		249,991
Harry A. Dochelli	9/1/2017	7/10/2017					26,763	320,621
Harry A. Dochelli			293,281	498,578
Carole W. Tomko	3/15/2017	2/21/2017			15,010	30,020		224,249
Carole W. Tomko	9/1/2017	7/10/2017					23,059	276,247
Carole W. Tomko			253,365	430,721
Robert B. Aiken, Jr.	3/15/2017	2/21/2017			96,385	192,770		1,439,992
Earl C. Shanks	3/15/2017	2/21/2017			27,024	54,048		403,739

(1)	These columns indicate the range of possible payouts for 2017 performance under the Company’s MIP as described in “—Compensation Discussion and Analysis—Annual Cash Incentive Awards.” The actual payouts for 2017, as reflected in the Summary Compensation Table, were as follows: Mr. Phillips $392,768; Ms. Zelenka $201,500; Mr. Dougherty $190,633; Mr. Dochelli $181,834; Ms. Tomko $157,086. Mr. Aiken’s employment terminated on July 7, 2017 and Mr. Shanks’ employment terminated on May 26, 2017, prior to the end of the performance period for MIP awards, so they were not eligible for MIP payouts.
(2)	Restricted stock unit (“RSU”) awards granted on March 15, 2017 will cliff vest on March 1, 2020 to the extent the Company achieves its adjusted EBIT and free cash flow goals for the performance period ending December 31, 2017, subject to a total stockholder return modifier for the three-year period ending December 31, 2019. Participants may earn a threshold of zero to a maximum of 200% of their target equity incentive award over the three-year period. See “—Compensation Discussion and Analysis—Elements of Compensation—LTIP Equity Awards Target Value and Equity Pay Mix” for more information.
(3)	Restricted stock awards granted on September 1, 2017 vest in three annual increments on September 1, 2018, 2019 and 2020, provided that the Company’s aggregate adjusted diluted earnings per share exceed a specified amount for the four calendar quarters immediately preceding the applicable vesting date.

44	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2017

		Option Awards(1)				Stock Awards(2)
NAME	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested(4) ($)
Richard D. Phillips	4/1/2013	29,563	0	38.69	4/1/2023
Richard D. Phillips	3/15/2015							4,829	44,765
Richard D. Phillips	6/1/2015					2,353	21,812
Richard D. Phillips	9/1/2015					1,880	17,428
Richard D. Phillips	3/15/2016							15,562	144,260
Richard D. Phillips	9/1/2016					8,667	80,343
Richard D. Phillips	3/15/2017							16,733	155,115
Richard D. Phillips	6/13/2017					12,610	116,895
Richard D. Phillips	9/1/2017					26,763	248,093
Richard D. Phillips	9/1/2017					16,694	154,753
Janet H. Zelenka	4/1/2013	6,169	0	38.69	4/1/2023
Janet H. Zelenka	1/1/2014	5,538	0	45.89	1/1/2024
Janet H. Zelenka	3/15/2015							2,346	21,747
Janet H. Zelenka	6/1/2015					2,102	19,486
Janet H. Zelenka	9/1/2015					1,680	15,574
Janet H. Zelenka	3/15/2016							13,902	128,872
Janet H. Zelenka	9/1/2016					7,376	68,376
Janet H. Zelenka	10/17/2016					27,307	253,136
Janet H. Zelenka	3/15/2017							14,240	132,005
Janet H. Zelenka	9/1/2017					40,066	371,412
Keith J. Dougherty	9/1/2016					17,335	160,695
Keith J. Dougherty	3/1/2017					15,943	147,792
Keith J. Dougherty	3/15/2017							16,733	155,115
Keith J. Dougherty	9/1/2017					26,763	248,093
Harry A. Dochelli	4/1/2013	9,657	0	38.69	4/1/2023
Harry A. Dochelli	3/15/2015							4,121	38,202
Harry A. Dochelli	6/1/2015					1,977	18,327
Harry A. Dochelli	9/1/2015					1,579	14,637
Harry A. Dochelli	3/15/2016							13,072	121,177
Harry A. Dochelli	9/1/2016					8,667	80,343
Harry A. Dochelli	3/15/2017							16,733	155,115
Harry A. Dochelli	9/1/2017					26,763	248,093
Carole W. Tomko	3/15/2015							4,250	39,398
Carole W. Tomko	6/1/2015					2,071	19,198
Carole W. Tomko	9/1/2015					1,655	15,342
Carole W. Tomko	3/15/2016							13,695	126,953
Carole W. Tomko	9/1/2016					7,775	72,074
Carole W. Tomko	3/15/2017							15,010	139,143
Carole W. Tomko	9/1/2017					23,059	213,757
Robert B. Aiken, Jr.	6/5/2015					4,198	38,915

2018 PROXY STATEMENT	45

EXECUTIVE COMPENSATION

(1)	Non-qualified stock option awards granted on April 1, 2013 cliff vested on April 1, 2016 and non-qualified stock option awards granted on January 1, 2014 cliff vested on April 1, 2016.
(2)	Holders of shares of restricted stock are entitled to vote such shares, however they are not entitled to receive dividends.
(3)	Restricted stock granted on September 1, 2017, September 1, 2016 and September 1, 2015 vests in three substantially equal annual increments over the three-year period following each grant date, except that if the aggregate diluted adjusted earnings per share for the four quarters preceding a vesting date do not exceed a specified amount, the stock scheduled to vest on that date will be forfeited.
(4)	The market value of restricted stock and RSU awards is equal to the number of shares awarded multiplied by the closing market price of the Company’s Common Stock on December 29, 2017, which was $9.27.
(5)	RSUs granted on March 15, 2017 will cliff vest March 1, 2020, to the extent the Company achieves its adjusted EBIT and free cash flow goals for the one-year performance period ending December 31, 2017, subject to a total stockholder return (“TSR”) modifier for the three-year period ending December 31, 2019. RSUs granted on March 15, 2016 will cliff vest March 1, 2019, to the extent the Company achieves its cumulative adjusted net income, adjusted working capital efficiency and TSR goals for the three-year performance period ending December 31, 2018. RSUs granted on March 15, 2015 did not vest because the Company did not achieve the threshold performance requirement for vesting as measured by cumulative adjusted net income and adjusted working capital efficiency for the performance period ending December 31, 2017. For the 2017, 2016 and 2015 grants, participants may earn a threshold of zero to a maximum of 200% of their target equity incentive award.

Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards
NAME	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Richard D. Phillips	0	0	9,633	126,862
Janet H. Zelenka	0	0	8,190	108,353
Keith J. Dougherty	0	0	8,666	103,819
Harry A. Dochelli	0	0	8,893	116,161
Carole W. Tomko	0	0	12,004	172,229
(1)	The value realized under stock awards is equal to the Company’s Common Stock price on the date the shares vested multiplied by the number of shares.

Retirement Benefits

The Company maintains the following two broad-based programs to provide retirement benefits to eligible employees, including executive officers:

•	The Essendant 401(k) Savings Plan (Plan) is a defined contribution plan qualified under sections 401(a) and 401(k) of the Code. Eligible employees may elect to contribute pretax amounts up to 75% of their eligible compensation (generally, base pay and commissions), limited to the cap under the Code on pretax deferrals. In addition, participants may make after-tax contributions ranging from 1% to 10% of eligible compensation. The Plan provides for a discretionary matching contribution by the Company. Eligible contributions by associates during 2017 were matched by the Company at a rate of 50%, up to a maximum of 8% of eligible compensation. The Plan also provides for discretionary profit-sharing contributions on behalf of each eligible participant. No discretionary matching contribution was made in 2017.
•

The Company maintains a “frozen” noncontributory pension plan (the “Pension Plan”) covering current and former employees who satisfied the Pension Plan vesting requirements. Ms. Zelenka is the only NEO covered by the Pension Plan. The Pension Plan provides an annual benefit at age 65 equal to 1% of an employee’s career-average annual compensation (generally, base salary, commissions and bonus), multiplied by the number of years of credited service up to a maximum of 40 years, provided that no additional service credits may be earned or adjustments

46	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

to compensation made after March 1, 2009. However, an employee’s annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the 12 months ending on August 31, 1989. The Code limits the amount of annual compensation that is considered in calculating an employee’s benefits, which is adjusted annually for inflation. An employee’s pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity and disability are also available. Participants may select early retirement payments if the participant has attained the age of 55 prior to separation from the Company and completed ten years of service, or has attained the age of 65 prior to separation from the Company and completed five years of service. Early retirement benefits are actuarially reduced for early commencement using a 7.5% annual interest rate and the Unisex Pension 1984 Mortality Table set forward one year. The normal retirement age under the Pension Plan is 65. No employee first hired by the Company after December 31, 2007 is eligible to participate in the Pension Plan. As of March 1, 2009, the Company stopped providing additional service benefits to participants under the Pension Plan.

Pension Benefits in 2017

The table below shows the present value of annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to Ms. Zelenka. The benefits for Ms. Zelenka are calculated using the age 65 accrued benefit based on credited service and average annual compensation as of March 1, 2009, the date the Pension Plan was frozen.

Name(1)	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Janet H. Zelenka	Tax-qualified plan	2.9	50,008	0
(1)	None of Messrs. Phillips, Dougherty, Dochelli, Shanks or Aiken or Ms. Tomko were or are eligible for participation in the Pension Plan.
(2)	The calculation of the present value of accumulated benefit assumes a discount rate of 3.69%. In addition, the benefits were assumed to be paid as a lump sum at age 65, which is the earliest time a participant may retire under the plan without any benefit reduction due to age. The assumed lump sum interest rate was 3.69%. Additional information about the Company’s pension plan and assumptions may be found in Note 13, “Pension Plans and Defined Contribution Plan”, in the Company’s 2017 Annual Report on Form 10-K.

Non-qualified Deferred Compensation in 2017

The Essendant Co. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers, other executive officers and certain other employees the opportunity to defer salary and annual bonus payments under the MIP. Each participant may elect to defer up to 75% of future compensation, consisting of base salary and/or bonus. The elections must be made on or before December 31 of the year prior to the year in which the participant will earn the compensation. Deferred amounts are indexed against the mutual fund or funds selected by the participant from a number of mutual funds administered by Fidelity Investments, and earnings and losses on deferred compensation are determined based on the performance of the mutual fund or funds selected. Distribution of deferred amounts will be made in cash. Payment options include a lump sum or a series of periodic installments (monthly, quarterly, semi-annually, annually) that may be paid over a period of time not to exceed ten years. Payment to certain employees, payable by reason of a separation from service, may not be made until six months after separation. Amounts deferred under the Deferred Compensation Plan and investment returns on participants’ Deferred Compensation Plan balances are subject to forfeiture in the event of the Company’s bankruptcy.

2018 PROXY STATEMENT	47

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding non-qualified deferred compensation of the NEOs who participate in the Deferred Compensation Plan:

Name(1)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Carole W. Tomko	813	0	2,124	0	88,785
Harry A. Dochelli	0	0	15,370	0	92,525
(1)	Messers. Phillips, Dougherty, Aiken and Shanks and Ms. Zelenka do not participate in the Deferred Compensation Plan.
(2)	The mutual funds selected by Ms. Tomko earned $2,124, or 2.5%, in 2017. The mutual funds selected by Mr. Dochelli earned $15,370, or 19.9%, in 2017. Because the earnings accrued in 2017 were not preferential, these amounts are not reported in the 2017 Summary Compensation Table.
(3)	The amounts reported in this column were not reported in the Summary Compensation Table in prior years because Ms. Tomko and Mr. Dochelli were not named executive officers in the years in which the contributions reported in this column were made.

Employment Contract, Severance Plan and Employment Termination and Change of Control Arrangements

CEO Employment Agreement

The Company and ECO entered into an Executive Employment Agreement with Mr. Phillips, as of January 21, 2013, which was amended and restated to reflect minor changes as of January 1, 2017 and further amended and restated as of December 31, 2017 to reflect Mr. Phillips’ October 24, 2017 appointment as the Company’s President and Chief Executive Officer (the “CEO Agreement”).

General Terms—The amended and restated CEO Agreement establishes Mr. Phillips’ annual salary as of October 24, 2017 and his target annual cash incentive award and target annual long-term incentive award. The CEO Agreement also provides for Mr. Phillips’ participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other senior executives.

Post-Termination Payments and Benefits—If Mr. Phillips’ employment is terminated during the employment term by the Company without Cause or by Mr. Phillips for Good Reason (as such capitalized terms are defined below), Mr. Phillips will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to two times his then existing base salary payable over 24 months following termination (or three times his base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as such term is defined below)), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to two times his target incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or three times his target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in

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EXECUTIVE COMPENSATION

the event such termination occurs within two years of a Change of Control, a pro rata portion of his target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 18 months from the date of termination or the date he receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 24 months’ life and disability coverage for him (or three years’ coverage in the event such termination occurs within two years of a Change of Control); and (f) career transition assistance services in an amount not to exceed $60,000 for up to two years after the date of termination. Mr. Phillips cannot receive cash in lieu of these transition assistance services. In the event of termination within two years of a Change of Control, Mr. Phillips also will be entitled to: (A) continued vesting of equity awards if permitted under the Company’s LTIP and provided for in his equity award agreements; and (B) reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which he prevails in any material respect. In addition, the CEO Agreement prohibits Mr. Phillips from competing against the Company or soliciting any of the Company’s customers or employees for a period of two years following his employment termination.

Definitions—The terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions under the CEO Agreement:

•	“Cause” means (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or its subsidiaries (collectively, the “Companies”); (iii) illegal use of drugs; (iv) material breach of the employment agreement or any employment-related undertakings provided in a writing signed by the executive prior to or concurrently with the employment agreement; (v) gross negligence or willful misconduct in the performance of the executive’s duties; (vi) breach of any fiduciary duty owed to the Companies, including, without limitation, engaging in competitive acts while employed by the Companies; or (vii) the executive’s willful refusal to perform the assigned duties for which the executive is qualified as directed by the Board; provided, that in the case of any event constituting Cause within clauses (iv) through (vii) which is curable by the executive, the executive has been given written notice by the Companies of such event said to constitute Cause, describing such event in reasonable detail, and has not cured such action within thirty days of such written notice as reasonably determined by the Board.
•	“Good Reason” means (i) any material breach by the Companies of the employment agreement without the executive’s written consent, or (ii) without executive’s written consent: (A) a reduction in the executive’s base salary other than as permitted in the employment agreement, (B) any change in the executive’s title or position as President and Chief Executive Officer reporting directly to the Board, or any change pursuant to which the executive is not the most senior officer of the Companies or their ultimate parent entity (other than any non-executive chairman), or (C) the relocation of the executive’s principal place of employment more than fifty miles from its location on the date of the employment agreement; provided that, to constitute Good Reason, (x) the executive must give the Companies written notice within thirty days after he first has knowledge or in the exercise of reasonable diligence should first have knowledge of the occurrence of any of such events that the executive believes that such event constitutes Good Reason, and (y) the Companies fail to cure any such event within sixty days after receipt of such notice.
•	“Change of Control” is generally defined to mean (i) acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding

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EXECUTIVE COMPENSATION

voting securities entitled to vote generally in the election of Directors; (ii) at any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board cease for any reason to constitute more than 50% of the Board unless the new Directors were approved by a vote of more than 50% of the Directors then comprising the incumbent Board; (iii) consummation of a merger, consolidation or reorganization or approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company, unless, following such business combination, the Company’s stockholders continue to hold more than 50% of the voting power of the successor entity or other conditions are satisfied; and (iv) approval by the Company’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person.

Executive Severance Plan

All NEOs (other than Mr. Phillips) receive substantially similar severance benefits as Mr. Phillips and are subject to the Company’s restrictive covenants under the Company’s Executive Severance Plan. The Executive Severance Plan provides for the following benefits to an NEO whose employment is terminated by the executive for Good Reason (as defined in the Executive Severance Plan and which is defined similarly to Good Reason under the CEO Agreement, as described above, except that Good Reason under the Executive Severance Plan does not include any change in any covered executive’s title or position) at any time within two years following initial existence of the condition giving rise to Good Reason or by the Company without Cause (as defined in the Executive Severance Plan and which is defined similarly to Cause under the CEO Agreement, as described above): (i) cash severance following such termination equal to one and one-half times the sum of the NEO’s annual base salary plus the NEO’s target annual incentive, paid in equal installments in the form of payroll continuation over a period of 18 months (or in the event such termination occurs within two years following a Change of Control (as defined in the Executive Severance Plan and which is defined similarly to Change of Control under the CEO Agreement, as described above), two times the sum of the NEO’s annual base salary plus the NEO’s target annual incentive, paid in equal installments over 24 months); (ii) proration of incentive compensation awards; (iii) medical benefit continuation for 18 months; and, (iv) maximum outplacement benefits of $35,000.

Cash Award Agreements

In the event the employment of an NEO is terminated by the Company without Cause (as defined in the LTIP and which is defined similarly to Cause under the CEO Agreement, as described above) or by the NEO for Good Reason (as defined in the LTIP and which is defined similarly to Good Reason under the CEO Agreement, as described above), 100% of the unvested portion of the NEO’s Long-Term Cash Installment Award and the NEOs Long-Term Cash Cliff Award will vest. See “—Potential Post-Employment Payments—Severance Benefits”.

Change of Control Terms Under the Long-Term Incentive Plan

The LTIP, which was adopted by the Company and most recently approved by stockholders in 2015, permits the Human Resources Committee to grant different types of awards, including options, stock appreciation rights, full value awards (including restricted stock) and cash incentive awards. The named executive officers have received grants of various awards under the LTIP. Under the terms of the LTIP and applicable award agreements, vesting of equity awards under the LTIP will accelerate under certain circumstances related to a Change of Control (as defined in the LTIP and which is defined similarly to Change of Control under the CEO Agreement, as described above) and the termination of the named executive officer’s employment either by the Company without Cause (as defined in the

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EXECUTIVE COMPENSATION

LTIP and which is defined similarly to Cause under the CEO Agreement, as described above) or by the executive for Good Reason (as defined in the LTIP and which is defined similarly to Good Reason under the CEO Agreement, as described above).

In the event of a Change of Control:

•	100% of the unvested performance-based RSUs will vest; and
•	50% of the unvested restricted stock awards will vest if the surviving company assumes the outstanding restricted stock awards or substitutes substantially similar awards, and 100% of such awards will vest if the surviving company does not assume the awards or substitute similar awards.

In addition, if a named executive officer’s employment is terminated by the named executive officer for Good Reason (as defined in the LTIP) or by the Company without Cause (as defined in the LTIP) during the two-year period following a Change of Control (as defined in the LTIP), all awards granted prior to the Change of Control that have not vested prior to the named executive officer’s date of termination will become immediately vested as of such date.

Change of Control Terms Under the Management Incentive Plan

The MIP provides that if the plan terminates upon or after a Change of Control (as defined in the LTIP) during the plan year in which the Change of Control occurs, participants will be entitled to their target incentive award for such plan year, pro-rated based on the date of the Change of Control. The definition of Change of Control in the MIP is similar to the definition under the LTIP.

Mr. Aiken’s Employment and Separation Agreements

The Company, ECO and Mr. Aiken were parties to an Executive Employment Agreement which was amended and restated as of January 1, 2017 that set forth certain terms related to Mr. Aiken’s compensation and benefits prior to his resignation as president and chief executive officer (the “Aiken Agreement”). The Aiken Agreement was further amended on June 12, 2017 to waive the requirement that Mr. Aiken give the Company thirty days’ notice of his resignation and to provide for Mr. Aiken’s continued employment as a non-officer employee during a transition period from June 12, 2017 to July 7, 2017, at which time his employment terminated. In connection with Mr. Aiken’s resignation, the Company and Mr. Aiken entered into a Separation Agreement which provides that during the transition period the Company agreed to pay Mr. Aiken his base salary in consideration for transition services and his release of any claims against the Company and its affiliates and that he remains eligible to participate in the employee benefit plans and programs. The Separation Agreement also provides that Mr. Aiken remains subject to the confidentiality, non-compete and non-solicitation provisions set forth in the Aiken Agreement.

Potential Post-Employment Payments

As described above in the summaries of the CEO Agreement, the Executive Severance Plan and the other employment termination and change of control arrangements, our NEOs are eligible to receive benefits in the event their employment is terminated (1) by the Company without Cause, (2) in certain circumstances following a Change of Control, or (3) by the executive in the event he or she resigns for Good Reason. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 31, 2017, of the estimated benefits our executive officers would have received had a triggering event occurred as of that date under the

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EXECUTIVE COMPENSATION

Executive Employment Agreement or in the case of the other Named Executive Officers under the Executive Severance Plan. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if a triggering event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options (“Accrued Benefits”). For further information about previously earned and accrued amounts, see “Executive Compensation—Summary Compensation Table”, “Executive Compensation—Outstanding Equity Awards at December 31, 2017”, “Executive Compensation—Option Exercises and Stock Vested in 2017”, “Executive Compensation—Pension Benefits in 2017”, and “Executive Compensation—Non-Qualified Deferred Compensation in 2017.”

Severance Benefits

If the employment of Mr. Phillips is terminated by the Company for any reason other than Cause or the executive’s permanent disability (as defined in the Company’s Board-approved disability plan or policy as in effect from time to time), or if the executive’s employment is terminated by the executive for Good Reason, then he will be entitled to receive benefits pursuant to the CEO Agreement described above. In the case of the other Named Executive Officers, they will be entitled to receive benefits pursuant to the Executive Severance Plan.

Severance-related benefits are provided only if the executive executes and does not rescind the Company’s then current standard release agreement as a condition to receiving any of the payments and benefits.

The following table presents the estimated separation benefits the Company would have been required to pay to each named executive officer if his or her employment had been terminated without Cause as of December 31, 2017.

Estimated Severance Pay

	Cash Compensation			Benefits	Other
Name	Salary ($)	Incentive Compensation ($)(1)	Long-Term Cash Awards ($)(2)	Health and Welfare Benefits ($)	Outplacement ($)	Total ($)
Richard D. Phillips	1,650,000	1,521,921	1,213,750	19,928	60,000	4,465,599
Janet H. Zelenka	720,000	689,000	820,000	14,823	35,000	2,278,823
Keith J. Dougherty	712,500	630,554	1,213,750	11,533	35,000	2,603,337
Harry A. Dochelli	712,500	621,756	1,213,750	18,552	35,000	2,601,558
Carole W. Tomko	637,500	537,133	684,167	18,249	35,000	1,912,048
(1)	For Mr. Phillips, the amount shown represents two times his target 2017 MIP payout plus his actual 2017 MIP payout pro-rated through December 31, 2017. For Messrs. Dougherty, Dochellli, Ms. Tomko, and Ms. Zelenka, the amount shown represents 1.5 times his or her target 2017 MIP payout plus his or her actual 2017 MIP payout pro-rated through December 31, 2017.
(2)	The amount shown in this column for each NEO represents his or her Long-Term Cash Installment Award plus the second and third installments of his or her Long-Term Cash Cliff Awards

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EXECUTIVE COMPENSATION

Retirement, Disability and Death

If employment is terminated as a result of the executive’s death, disability, or retirement, then the executive shall be entitled to (i) his/her Accrued Benefits, (ii) any benefits that may be payable to the executive under any applicable Board-approved disability, life insurance, or retirement plan or policy in accordance with the terms of such plan or policy, and (iii) a lump sum payment in an amount equal to the pro-rata target incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s death or disability, or a lump sum payment in an amount equal to the pro-rata actual incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s retirement.

Payments Triggered Upon a Change of Control

Upon a Change of Control, outstanding unvested equity awards will vest as described under “—Employment Contracts and Employment and Change of Control Arrangements—Change of Control Terms Under the Long-Term Incentive Plan.” For each named executive officer who remains employed by the Company, the following table shows the value of unvested equity awards that would vest if a Change of Control had occurred on December 31, 2017, based on the closing price of the Company’s Common Stock on December 31, 2017, which was $9.27.

	Vesting of Unvested Equity Awards
Name	Restricted Stock and Restricted Stock Units if Acquirer Assumes Awards ($)(1)	Restricted Stock and Restricted Stock Units if Acquirer Does Not Assume Awards ($)(2)
Richard D. Phillips	663,802	983,464
Janet H. Zelenka	646,615	1,010,606
Keith J. Dougherty	433,405	711,695
Harry A. Dochelli	495,194	675,894
Carole W. Tomko	465,678	625,864
(1)	This column reflects the value of unvested awards that would vest upon a change of control if the surviving company assumed the outstanding awards or substituted substantially similar awards. If the surviving company assumed awards, 50% of the restricted stock and 100% of the unvested performance-based restricted stock units would vest.
(2)	This column reflects the value of unvested awards that would vest upon a change of control if the surving company did not assume the outstanding awards or substitute substantially similar awards.

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EXECUTIVE COMPENSATION

Payments Triggered Upon a Termination Following a Change of Control

The following table assumes that each NEO’s employment is terminated after a Change of Control for reasons other than for Cause, retirement, disability or death. These values are estimated as of December 31, 2017.

	Cash Compensation			Benefits
Name	Salary ($)	Incentive Compensation ($)(1)	Long- Term Cash Awards ($)(2)	Health and Welfare Benefits	Outplacement ($)	Vesting of Unvested Equity ($)(3)	Total ($)
Richard D. Phillips	2,475,000	2,258,306	1,373,750	20,354	60,000	983,464	7,170,874
Janet H. Zelenka	960,000	975,000	820,000	14,823	35,000	1,010,606	3,815,429
Keith J. Dougherty(4)	374,915	879,844	1,213,750	11,533	35,000	711,695	3,226,737
Harry A. Dochelli(4)	595,064	879,844	1,373,750	18,552	35,000	675,894	3,578,104
Carole W. Tomko(4)	483,437	760,094	684,167	18,249	35,000	625,864	2,606,811
(1)	For Mr. Phillips, the amount shown represents three times his target 2017 MIP payout plus his target 2017 MIP payout pro- rated through December 31, 2017. For the other NEOs, the amount shown represents two times his or her target 2017 MIP payout plus his or her target 2017 MIP payout pro-rated through December 31, 2017.
(2)	The amount shown in this column for each NEO represents his or her Long-Term Cash Installment Award plus the second and third installments of his or her Long-Term Cash Cliff Awards. For Mr. Phillips and Mr. Dochelli, the amounts shown also include partial payouts under cash incentive awards they received on July 15, 2016.
(3)	The amount shown in this column for each NEO assumes the full vesting of unvested equity awards as though the acquirer does not assume awards or substitute substantially similar awards. If the acquirer assumed or substituted the awards, vesting of unvested equity and the total payments triggered upon a termination following a change of control for Mr. Phillips would be $663,802 and $6,851,212, respectively; for Ms. Zelenka would be $646,615 and $3,451,438, respectively; for Mr. Dougherty would be $433,405 and $2,948,447, respectively; for Mr. Dochelli would be $495,194 and $3,397,404, respectively; and for Ms. Tomko would be $465,678 and $2,446,625, respectively.
(4)	The salary column for Mr. Dougherty, Mr. Dochelli and Ms. Tomko reflects reductions of $575,085, $354,936 and $366,563, respectively, which eliminates any excise tax payment and results in a greater net after-tax payment to them.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.

Mr. Phillips has served as President and Chief Executive Officer since June 13, 2017; he served in these roles in an interim capacity from June 13, 2017 until October 24, 2017 when he was appointed to these positions on a permanent basis. Immediately prior to being appointed interim President and Chief Executive Officer, Mr. Phillips was Essendant’s President, ORS Nasco and Group President, Industrial. Mr. Aiken was Mr. Phillips’ predecessor as President and Chief Executive Officer, serving until June 13, 2017. Our approach to determining the annual total compensation for the principal executive officer position was to add the compensation earned by each individual for the time he served in the principal executive officer (“PEO”) role. For 2017, the annual total compensation of Mr. Aiken, as reported in the Summary Compensation Table (“SCT”), was $1,889,246. The annual total compensation for Mr. Phillips, as reported in the SCT, was $2,111,831. For purposes of this pay ratio disclosure, we included the entire 2017 amounts shown for Mr. Phillips in the SCT under the headings “Bonus,” “Stock

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EXECUTIVE COMPENSATION

Awards,” and “Non-Equity Incentive Plan Compensation,” and we pro-rated the amounts under the headings “Salary” and “All Other Compensation” for the time Mr. Phillips served as PEO as follows:

SCT Component	Actual SCT Compensation	Pay Ratio Compensation
Salary	$589,829	$410,653
Bonus	$106,875	$106,875
Stock Awards	$970,601	$970,601
Non-Equity Incentive Compensation	$392,768	$392,768
All Other Compensation	$51,758	$34,895
Total	$2,111,831	$1,915,792

The combined total compensation of Mr. Phillips and Mr. Aiken, during the time that each served as our PEO during 2017, was $3,805,038. The annual total compensation for our median employee was $39,189, resulting in a pay ratio of approximately 97:1.

As of December 31, 2017, our employee population consisted of approximately 6,316 U.S. employees and 175 non-U.S. employees. We elected to exclude all of our employees located in Canada (142), Hong Kong (17), and the United Arab Emirates (16) (175 individuals total) from our determination of the median employee pursuant to the de minimis exemption permitted under SEC rules. The median employee was selected from an adjusted employee population of 6,135 U.S. employees (excluding our PEO).

We identified our median employee by analyzing the wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal year 2017 for all members of our adjusted employee population (other than our PEO) who were employed on December 31, 2017. In making this determination, we annualized the compensation of 997 full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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DIRECTOR COMPENSATION

Director Compensation

General

In 2017, the Governance Committee of the Company’s Board of Directors undertook a periodic review of the compensation paid to the Company’s non-employee Directors. The Governance Committee evaluated the current and recent historical cash, equity, and total compensation paid by the Company to its non-employee Directors in light of benchmark data from a comparator group of companies (consistent with that used by the Human Resources Committee in its management compensation reviews) as well the Board’s recruitment needs. As a result of this review, the annual cash retainer for the Chairman of the Board was increased to $125,000 and the annual cash retainer for the other non-employee Directors was increased to $80,000. In addition, the annual equity compensation for the Chairman of the Board was increased to $190,000 and the annual equity compensation for the other non-employee Directors was increased to $120,000.

Chairman Retainer	$125,000
Retainer for Non-Employee Directors (other than the Chairman)	$80,000
Retainer for Committee Chairs
- Audit Committee Chair	$25,000
- Human Resources Committee Chair	$15,000
- Other Committee Chairs	$12,000
2017 Restricted Stock Unit Grant
• Chairman of the Board	$190,000 award value
• All other non-employee Directors	$120,000 award value

Cash Compensation

Effective August 1, 2017 the annual retainers for Directors were increased by $10,000 for all non-employee Directors, resulting in an annual retainer for the Chairman of the Board of $125,000 and an annual retainer for the other non-employee Directors of $80,000. The annual retainers for Board Committee Chairs remained unchanged for 2017. Board members also were reimbursed for reasonable travel and other business expenses incurred in connection with their attendance at Board and Committee meetings and other Company-requested functions and their performance of other responsibilities as Directors of the Company.

Deferred Compensation

Pursuant to the Essendant Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Directors’ Deferred Compensation Plan”), non-employee Directors may defer receipt of 50% or more of their retainer. Deferred fees are credited quarterly to each participating Director in the form of stock units, based on the fair market value of the Company’s Common Stock on the quarterly deferral date. Deferred stock unit accounts are eligible for additional dividend equivalent credits, if the Company declares and pays any dividends on the Company’s Common Stock during the relevant period.

Each stock unit account generally is distributed and settled in whole shares of the Company’s Common Stock on a one-for-one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company Director. Participants in the Directors’ Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares

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DIRECTOR COMPENSATION

in their respective accounts after the cessation of their service as Directors or in substantially equal installments over a period of not more than five years thereafter. If a participating Director dies before the distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum to the Director’s designated beneficiary.

Equity Compensation

The grant-date value of equity compensation provided annually to Directors was increased in 2017 by $10,000 for all non-employee Directors, to $190,000 for the Chairman of the Board and to $120,000 for each other non-employee Director. The Board approved grants to each non-employee Director of restricted stock or restricted stock units (at each Director’s election) of the Company’s Common Stock, effective September 1, 2017. All restricted stock and restricted stock units granted in 2017 vest on the first anniversary of the grant date. Shares of restricted stock become eligible to be sold upon vesting (subject to compliance with Company policies and applicable laws), while restricted stock units will either be settled in a lump-sum upon the Director’s separation from service or in substantially equal installments over a period of not more than five years thereafter. If a Director leaves Board service on the date of an annual stockholders’ meeting and the Director has served as a member of the Company’s Board for at least six years, then all restricted stock and restricted stock units granted in 2017 that were not yet vested as of the date of termination will become fully vested as of that date. The Company expects that future annual equity grants to non-employee Directors will have similar vesting terms. In 2017, Directors were given the option to amend the vesting terms of previously granted restricted stock and restricted stock unit awards to conform to the vesting terms described above.

2017 Director Compensation Table

In 2017, the Company provided the following annual compensation to Directors who are not employees.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jean S. Blackwell	79,167	120,000	19,883	219,050
Charles K. Crovitz	131,167	190,000	13,225	334,392
Roy W. Haley	84,584	120,000	26,011	230,595
Dennis J. Martin(4)	82,917	120,000	3,299	206,216
Susan J. Riley	95,000	120,000	6,925	221,925
Alexander M. Schmelkin	81,167	120,000	13,776	214,943
Stuart A. Taylor, II	86,167	120,000	15,785	221,952
Paul S. Williams	81,167	120,000	9,365	210,532
Alex D. Zoghlin	79,167	120,000	13,712	212,879
(1)	Amounts shown represent fees earned during 2017.
(2)	Amounts shown are based upon the grant date fair value of equity awards computed in accordance with ASC Topic 718. During 2017, each non-employee Director other than Messrs. Crovitz, Martin and Zoghlin and Ms. Blackwell received a grant of 10,016 restricted stock units. Mr. Crovitz received a grant of 15,859 shares of restricted stock, in consideration of his additional responsibilities as Chairman of the Board. Ms. Blackwell, Mr. Martin and Mr. Zoghlin each received a grant of 10,016 shares of restricted stock. The Directors’ outstanding stock options, restricted stock units, and shares of restricted stock granted as of December 31, 2017 are shown below. See “Director Compensation—Equity Compensation” for more information.
(3)	Amounts shown represent dividends earned or paid on deferred stock units and outstanding stock awards.

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DIRECTOR COMPENSATION

Directors’ Outstanding Option and Stock Awards at December 31, 2017

Name	Aggregate Stock Awards Outstanding (#)
Jean S. Blackwell	49,890
Charles K. Crovitz	47,890
Roy W. Haley	52,185
Dennis J. Martin	15,999
Susan J. Riley	22,487
Alexander M. Schmelkin	29,995
Stuart A. Taylor, II	33,638
Paul S. Williams	21,995
Alex D. Zoghlin	39,801

58	2018 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

Overview

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of stock options and the settlement of stock units outstanding under the Company’s equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	913,231	$38.97	1,181,487
Equity compensation plans not approved by security holders	—	—	—
Total	913,231	$38.97	1,181,487
(1)	Includes 0.1 million stock options and 0.8 million restricted stock units under the LTIP.
(2)	The weighted average exercise price in the table does not include outstanding restricted stock units.

2018 PROXY STATEMENT	59

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Human Resources Committee of our Board of Directors. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

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VOTING SECURITIES AND PRINCIPAL HOLDERS

Voting Securities and Principal Holders

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Pzena Investment Management, LLC(1)	5,061,547	13.46%
320 Park Avenue, 8th Floor, New York, NY 10022
Blackrock, Inc. and various affiliated entities(2)	4,853,849	12.9%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors LP(3)	2,651,172	7.05%
Building One, 6300 Bee Cave Road, Austin, Texas 78746
FMR LLC, and various affiliated entities(4)	2,634,455	7.004%
245 Summer Street, Boston, MA 02210
The Vanguard Group, Inc. and various affiliated entities(5)	2,339,730	6.22%
100 Vanguard Blvd., Malvern, PA 19355
Wellington Management Group, LLP((6)	2,281,264	6.07%
280 Congress Street, Boston, MA 02210
(1)	This information is based on a Schedule 13G Amendment filed with the SEC on February 1, 2018, reporting the shares of the Company’s Common Stock that Pzena Investment Management, LLC (“Pzena”) may be deemed to beneficially own, as of December 31, 2017, in its capacity as investment adviser. Pzena reported that it may be deemed to have beneficial ownership of 5,061,547 shares. Pzena has sole voting power with respect to 4,576,248 shares and sole dispositive power with respect to 5,061,547 beneficially owned shares. All such shares were reported to be owned of record by individual clients which have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares.
(2)	This information is based on a Schedule 13G Amendment filed with the SEC on January 19, 2018, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2017, by Blackrock, Inc. Blackrock, Inc. reported that it may be deemed to have beneficial ownership of 4,853,849 shares. Blackrock has sole voting power with respect to 4,736,884 shares and sole dispositive power with respect to 4,853,849 beneficially owned shares.
(3)	This information is based on a Schedule 13G Amendment filed with the SEC on February 9, 2018, reporting the shares of the Company’s Common Stock that Dimensional Fund Advisors LP (“DFA”) may be deemed to beneficially own, as of December 31, 2017, in its capacity as investment adviser or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies trusts and accounts, collectively referred to as the “Funds”). DFA reported that it may be deemed to have beneficial ownership of 2,651,172 shares. DFA has sole voting power with respect to 2,535,909 shares and sole dispositive power with respect to 2,651,172 beneficially owned shares. All such securities were reported to be owned by client Funds. DFA disclaims beneficial ownership of such securities.
(4)	This information is based on a Schedule 13G Amendment filed with the SEC on February 13, 2018, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2017, by FMR LLC (“FMR”) in its capacity as investment adviser. FMR reported that it may be deemed to have beneficial ownership of 2,634,455 shares. FMR has sole voting power with respect to 443,930 shares and sole dispositive power with respect to 2,634,455 beneficially owned shares. Fidelity Low-Priced Stock Fund (“Fidelity”) serves as investment advisor of FMR’s various investment funds. As such, Fidelity has beneficial ownership of 2,114,332 shares.
(5)	This information is based on a Schedule 13G Amendment filed with the SEC on February 9, 2018, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2017, by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it may be deemed to have beneficial ownership of 2,339,730 shares. Vanguard has sole voting power with respect to 40,978 shares, shared voting power with respect to 2,190 shares, sole dispositive power with respect to 2,299,447 shares, and shared dispositive power with respect to 40,283 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 38,093 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 5,075 shares as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares.
(6)	This information is based on a Schedule 13G Amendment filed with the SEC on February 8, 2018, reporting the shares of the Company’s Common Stock that Wellington Management Group, LLP (“WMG”) may be deemed to beneficially own, as of December 31, 2017, in its capacity as investment adviser. WMG reported that it may be deemed to have beneficial ownership of 2,281,264 shares. WMG has shared voting power with respect to 1,845,560 shares and shared dispositive power with respect to 2,281,264 beneficially owned shares. All such shares were reported to be owned of record by individual clients which have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares.

2018 PROXY STATEMENT	61

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Management

To the Company’s knowledge, the following table reflects the beneficial ownership of the Company’s Common Stock as of March 26, 2018 by each Company Director, each named executive officer and all of the Company’s current Directors and executive officers as a group. Unless otherwise indicated, each beneficial owner listed in the table holds sole voting and investment power over the shares listed as beneficially owned by him or her.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Jean S. Blackwell	87,392	(3)	*
Charles K. Crovitz	68,956		*
Roy W. Haley	68,243		*
Dennis J. Martin	15,999		*
Susan J. Riley	32,083	(3)	*
Alexander M. Schmelkin	29,995		*
Stuart A. Taylor, II	33,638		*
Paul S. Williams	21,995		*
Alex D. Zoghlin	49,385		*
Richard D. Phillips	224,005		*
Janet H. Zelenka	105,367		*
Keith J. Dougherty	64,373		*
Harry A. Dochelli	54,787		*
Carole W. Tomko	42,883		*
Robert B. Aiken, Jr.	4,198		*
Earl C. Shanks	0		*
All current Directors and executive officers as a group (18 persons)	998,243		2.7%
*	Represents less than 1%
(1)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 26, 2018 through the exercise of stock options, as follows: Mr. Phillips, 29,563 shares; Ms. Zelenka, 11,707 shares and all current Directors and executive officers as a group, 56,779 shares.
(2)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 26, 2018 through the earning/vesting of restricted stock units, as follows: Ms. Blackwell, 36,060 shares; Mr. Crovitz, 23,985 shares; Mr. Haley, 52,185 shares; Mr. Martin, 5,983 shares; Ms. Riley, 17,570 shares; Mr. Schmelkin, 29,995 shares; Mr. Taylor, 33,638 shares; Mr. Williams, 21,995 shares; Mr. Zoghlin, 24,868 shares and all current Directors and executive officers as a group, 246,279 shares.
(3)	Includes shares issuable shortly after the participant’s cessation of service as a Director on a one-for-one basis in satisfaction of fully vested deferred stock units credited under the Directors’ Deferred Compensation Plan, as follows: Ms. Blackwell, 33,596 shares; and Ms. Riley, 2,779 shares.

62	2018 PROXY STATEMENT

VOTING SECURITIES AND PRINCIPAL HOLDERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and Section 16 officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of holdings and transactions in the Company’s Common Stock. Based on its review of such reports furnished to the Company and on written representations from the Company’s Directors and Section 16 officers, there was one late filing in 2017. Due to an administrative error, the grant date of an equity award made to Keith Dougherty, the Company’s Senior Vice President, Merchandising, Inventory and Pricing, was miscommunicated, resulting in one late Form 4 filing.

2018 PROXY STATEMENT	63

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee

The Audit Committee of the Company’s Board of Directors consists of the four non-employee Directors named below. Each member of the Audit Committee is independent, as defined by the Nasdaq Market Place Rules and Rule 10A-3 of the Exchange Act. No member of the Audit Committee received any compensation from the Company during 2017 other than for services as a member of the Board or one or more of its Committees.

The Board of Directors has determined that all Audit Committee members are financially literate and have financial sophistication in accordance with the Nasdaq Marketplace Rules, and that Jean S. Blackwell, Roy W. Haley, Dennis J. Martin and Susan J. Riley each qualify as an “audit committee financial expert” within the meaning of applicable SEC regulations.

Audit Committee Charter and Responsibilities

The Audit Committee operates under and regularly reviews a written charter originally adopted by the Board of Directors in February 2000, and amended as of December 12, 2017. The Audit Committee charter is available at essendant.com/proxymaterials.

The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibilities for oversight of: (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; (5) the Company’s legal, regulatory and ethical compliance programs; and (6) the Company’s enterprise risk management processes. The Audit Committee monitors the Company’s compliance with legal and regulatory requirements that could have a material effect upon the financial position of the Company. The Committee also maintains procedures for the receipt, retention, and treatment of complaints regarding accounting or internal controls and the confidential anonymous submission by Company employees of concerns regarding accounting, internal control, or ethical matters. The Committee provides an open avenue for communication among the internal auditors, the outside auditors, management, and the Board of Directors. The Company’s management has primary responsibility for preparing the Company’s financial statements and for establishing and maintaining its financial reporting processes and internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such financial statements with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as well as management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB.

The Audit Committee has the sole authority to select, appoint, and, if appropriate, terminate the engagement of the independent registered public accounting firm. The Audit Committee also reviews the accounting firm’s fees. As described under “Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm—Audit Committee Pre-Approval Policy” the Audit Committee maintains guidelines requiring review and pre-approval by the Audit Committee of all audit and

64	2018 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

permitted non-audit services performed for the Company by its independent registered public accounting firm.

Additionally, the Audit Committee monitors the effectiveness of the relationship among the external auditors, internal auditors, management, and the Audit Committee.

Audit Committee Report

In this context, the Audit Committee reports as follows with respect to the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2017.

The Audit Committee has reviewed and discussed the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting, and the related reports of the independent registered public accounting firm with the Company’s management, its chief internal auditor, and its independent registered public accounting firm, with and without management present.

The Audit Committee has discussed with the independent registered public accounting firm matters relating to the independent registered public accounting firm’s judgment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting, the reasonableness of significant judgments, and the clarity of financial statement disclosures, as required to be discussed by the PCAOB.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

The Audit Committee has reviewed with the independent registered public accounting firm and the Company’s internal auditors their respective audit plans, audit scope, and identification of audit risks. It has discussed the internal audit function’s organization, responsibilities, and activities with the Company’s management, its internal auditors, and the independent registered public accounting firm. The Audit Committee periodically met with both the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their respective evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. It also met periodically to discuss such matters in executive session.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Members of the Audit Committee:

Susan J. Riley, Chair

Jean S. Blackwell

Roy Haley

Dennis J. Martin

2018 PROXY STATEMENT	65

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions

No relationships and/or related party transactions have been identified for disclosure. See “Board Independence” above for information on the Company’s transactions with Taylor Made Business Solutions, which transactions were exempt under the Company’s related person transaction approval policy.

Related Person Transaction Approval Policy

In February 2016, our Board of Directors amended the Related Party Transaction Approval Policy, originally adopted in March 2008, which sets forth the Company’s policies and procedures for the review, approval, or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement, or relationship or any series of similar transactions, arrangements, or relationships in which the Company (including any subsidiaries) is or will be a participant and in which a related person (as defined in Item 404 of Regulation S-K and Accounting Standards Codification (ASC) 850) has a direct or indirect interest, but exempts the following:

•	payment of compensation by the Company to a related person for the related person’s service to the Company as a Director, officer or employee;
•	transactions available to all employees or all stockholders of the Company on the same terms;
•	transactions which, when aggregated with the amount of all other transactions between the Company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and
•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the Company generally.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination, or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to the Company;
•	whether the transaction is material to the Company;
•	the role the related person has played in arranging the related person transaction;
•	the structure of the related person transaction; and
•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the Committee itself would be authorized to take pursuant to this policy.

66	2018 PROXY STATEMENT

PROPOSAL 2: RATIFICATION OF SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2: Ratification of Selection of the Company’s Independent

Registered Public Accounting Firm

General

The Company has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2018, as it has done since 1995. Although action by the stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement, should they choose to do so.

The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:

RESOLVED, that action by the Audit Committee appointing Ernst & Young LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2018 is hereby ratified, confirmed, and approved.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fee Information

General. The following table presents information with respect to fees incurred for the indicated professional services rendered by E&Y during each of the last two years (dollars in thousands).

Type of Fees	2017	2016
Audit Fees	$1,882	$1,585
Audit-Related Fees	—	—
Tax Fees	88	134
All Other Fees	—	—
Total	$1,970	$1,719

Audit Fees. “Audit Fees” included fees for professional services rendered for the 2017 and 2016 audits of the consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K, reviews of the quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits, regulatory filings, and accounting consultations on matters related to the annual audits or interim reviews. Audit fees for 2017 and 2016 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 and 2016, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

2018 PROXY STATEMENT	67

                         PROPOSAL 2: RATIFICATION OF SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tax Fees. “Tax Fees” are fees for professional services performed by E&Y with respect to tax compliance, tax advice, and tax planning.

All Other Fees. “All Other Fees” are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policy

Under applicable SEC rules, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm, subject to certain de minimis exceptions and prohibitions against the provision of certain types of non-audit services. The Audit Committee pre-approved all services and fees described above. These SEC rules are designed to assure that the provision of services by the independent registered public accounting firm does not impair its independence from the Company.

Consistent with applicable SEC rules, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy sets forth the procedures and conditions pursuant to which the Audit Committee may pre-approve audit and permissible non-audit services proposed to be performed by the independent registered public accounting firm.

Pursuant to the Pre-Approval Policy, the Audit Committee will consider annually and, if appropriate, approve the provision of all audit services to the Company by the independent registered public accounting firm. Any changes to any previously approved audit services, terms, or fees require the further specific pre-approval of the Audit Committee.

Under the Pre-Approval Policy, the Audit Committee also will consider and, if appropriate, pre-approve the provision by the independent registered public accounting firm of permitted audit-related, tax, or other non-audit services. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee provides for a different period or earlier terminates such services. Any such pre-approval will be subject to a dollar limit specified by the Audit Committee. The Audit Committee periodically reviews, and from time-to-time may revise, the list of general pre-approved services. Any proposed new services, and any previously approved services anticipated to exceed the respective fee limits previously established for such services, must be separately approved.

The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority for permitted non-audit services. The member to whom such authority is delegated must report any pre-approval decisions, for informational purposes, to the Audit Committee at its next regularly scheduled meeting.

The Company’s Vice President, Controller, and Chief Accounting Officer monitors the performance of all services provided by the independent registered public accounting firm for compliance with the Pre-Approval Policy. The Audit Committee periodically reviews reports summarizing all services and related fees and expenses being provided to the Company by the independent registered public accounting firm.

68	2018 PROXY STATEMENT

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3—Advisory Vote on Executive Compensation

We are submitting to stockholders a vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term, strategic, and corporate goals and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our named executive officers.

The Human Resources Committee regularly reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Executive Summary” under “Compensation Discussion and Analysis” for information on changes made to our executive compensation practices during 2017.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. This vote will occur annually with the next vote to occur at the next annual meeting.

Accordingly, we recommend that our stockholders vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve the compensation of the Company’s executives as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure presented in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Human Resources Committee, or our Board of Directors. Our Board of Directors and our Human Resources Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF OUR HUMAN RESOURCES COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

2018 PROXY STATEMENT	69

                         STOCKHOLDER PROPOSALS

Stockholder Proposals

Deadline for Inclusion in Proxy Statement

Any proposal that a stockholder wants the Company to consider including in its Proxy Statement and form of proxy relating to the Company’s 2019 Annual Meeting of Stockholders must be received by the Secretary of the Company, c/o Essendant Inc., One Parkway North Boulevard, Deerfield, Illinois 60015, not later than December 14, 2018 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Any stockholder proposal that the stockholder does not want the Company to consider including in its proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company’s current Restated Certificate of Incorporation and the Company’s Bylaws in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally and written notice of such a stockholder’s intent to make such nomination at the Company’s 2019 Annual Meeting must be given to the Company’s Secretary at the address in the preceding paragraph not later than February 23, 2019. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the tenth day after notice of the Company’s 2019 Annual Meeting of Stockholders is first given to stockholders.

In addition to these timing requirements, the Company’s current Restated Certificate of Incorporation and Bylaws also prescribe informational content requirements for director nominations and other proposals by stockholders. Any notice of a director nomination or other proposal generally must set forth, among other things, a brief description of the matter proposed to be brought before the annual meeting, information about the nominee, the name and address of the stockholder making the proposal, the number of shares beneficially owned by the stockholder, and any material interest of the stockholder in such proposed matter.

70	2018 PROXY STATEMENT

HOUSEHOLDING

Householding

We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who have the same address and last name receive only one copy of our annual report and proxy statement, unless one or more of these stockholders notifies us that they would like to continue to receive individual copies. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at Essendant Inc., Attention: Corrine Kassitas by telephone at 847-627-2774 or in writing at One Parkway North Boulevard, Deerfield, Illinois 60015-2559. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered.

2018 PROXY STATEMENT	71

OTHER BUSINESS

Other Business

The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.

Your vote is important. Please vote your shares as instructed in the Notice of Internet Availability.

By Order of the Board of Directors,
Brendan J. McKeough
Secretary

72	2018 PROXY STATEMENT

                         APPENDIX A

Appendix A

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA and Free Cash Flow (the “Non-GAAP table”)

The Non-GAAP table below presents Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA and Free Cash Flow for the twelve months ended December 31, 2017, and 2016. These non-GAAP measures exclude certain non-recurring items and exclude other items that do not reflect the Company’s ongoing operations and are included to provide investors with useful information about the financial performance of the business. The presented non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP financial measures. The non-GAAP financial measures do not reflect all of the amounts associated with the results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate the results of operations in conjunction with the corresponding GAAP financial measures.

In order to calculate the non-GAAP measures, management excludes the following items to the extent they occur in the reporting period, to facilitate the comparison of current and prior year results and ongoing operations, as management believes these items do not reflect the underlying cost structure of the business. These items can vary significantly in amount and frequency.

•	Restructuring charges. Workforce reduction and facility closure charges such as employee termination costs, facility closure and consolidation costs, and other costs directly associated with shifting business strategies or business conditions that are part of a restructuring program.

Restructuring actions were taken in 2015 and had an impact in 2016.

•	Gain or loss on sale of assets or businesses. Sales of assets, such as buildings or equipment, and businesses can cause gains or losses. These transactions occur as the Company is repositioning its business and reviewing its cost structure.

The Company recognized a gain on the sale of its City of Industry facility in 2016.

•	Severance costs for operating leadership. Employee termination costs related to members of the Company’s operating leadership team are excluded as they are based upon individual agreements.

In 2016, the Company recorded a charge related to the severance of two operating leaders which were not part of a restructuring program.

•	Asset impairments. Changes in strategy or macroeconomic events may cause asset impairments.

During 2017, the Company recorded goodwill impairments which resulted from declines in sales, earnings and market capitalization.

•	Other actions. Actions, which may be non-recurring events, that result from the changing strategies and needs of the Company and do not reflect the underlying expense of the on-going business.

In 2017, other actions include transformational expenses, a litigation charge, the one-time impact due to the December 2017 passage of tax reform and a gain reflecting receipt of payment on notes receivable impaired in 2015. In 2016, other actions included settlement charges related to a defined benefit plan settlement, litigation charges, the tax impact of dividends from a foreign subsidiary and reserves related to prior year uncertain tax positions.

2018 PROXY STATEMENT	A-1

APPENDIX A

Adjusted net income and adjusted diluted earnings per share. Adjusted net income and adjusted diluted earnings per share provide a more comparable view of the Company’s underlying performance and trends than the comparable GAAP measures. Net income and diluted earnings per share are adjusted for the effect of items described above that do not reflect the ordinary earnings of operations.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”). Adjusted EBITDA is helpful in evaluating the Company’s operating performance and is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting. Net income is adjusted for the effect of interest, taxes, depreciation and amortization and stock-based compensation expense. Management believes that adjusted EBITDA is also commonly used by investors to evaluate operating performance between competitors because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation accounting policies, and depreciation and amortization policies.

Free cash flow. Free cash flow is useful to management and investors as it is a measure of the Company’s liquidity. It provides a more complete understanding of factors and trends affecting cash flows than the comparable GAAP measure. Net cash provided by (used in) operating activities and net cash provided by (used in) investing activities are aggregated and adjusted to exclude acquisitions, net of cash acquired, and divestitures.

A-2	2018 PROXY STATEMENT

                         APPENDIX A

	For the Years Ended December 31,
	2017	2016
	(in thousands)
Net (loss) income	$(266,981)	$63,852
Operating expense adjustments
Impairment of goodwill	285,166	–
Transformational expenses	19,745	–
Litigation reserve	9,000	4,000
Recovery of notes receivable	(300)	–
Gain on sale of City of Industry facility	–	(20,541)
Settlement charge related to the defined benefit plan	–	12,510
Severance costs for operating leadership	–	1,245
Restructuring charges	–	(956)
Non-GAAP tax provision on adjustments
Impairment of goodwill	(13,356)	–
Transformational expenses	(7,655)	–
Litigation reserve	(3,488)	(1,508)
Tax reform adjustment	2,545	–
Recovery of notes receivable	118	–
Gain on sale of City of Industry facility	–	1,138
Settlement charge related to the defined benefit plan	–	(4,705)
Dividend from foreign entity	–	1,666
Severance costs for operating leadership	–	(469)
State income tax reserve adjustment	–	417
Restructuring charges	–	357
Adjusted net income	$24,794	$57,006

Diluted (loss) earnings per share(1)	$(7.23)	$1.73
Per share gross profit and operating expense adjustments noted above	8.49	(0.10)
Non-GAAP tax provision on adjustments	(0.59)	(0.09)
Adjusted diluted net income per share	$0.67	$1.54

Net (loss) income	$(266,981)	$63,852
Income tax (benefit) expense	(2,029)	30,803
Interest expense, net	25,618	22,871
Depreciation and amortization	43,302	45,527
Equity compensation expense	7,295	10,202
Gross profit and operating expense adjustments noted above	313,611	(3,742)
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$120,816	$169,513

Net cash provided by operating activities	$185,543	$130,942
Less: Net cash used in investing activities	(38,455)	(3,769)
Free cash flow	$147,088	$127,173
(1)	Diluted earnings per share for 2017 under GAAP reflect an adjustment to the basic earnings per share due to the net loss. The diluted earnings per share shown here does not reflect this adjustment.

2018 PROXY STATEMENT	A-3

ESSENDANT INC. NIC BAYLIAN ONE PARKWAY NORTH BOULEVARD DEERFIELD, IL 60015	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH

AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of three Class II Directors to serve for a three-year term expiring in 2021.
Nominees
01) Charles K. Crovitz 02) Richard D. Phillips 03) Stuart A. Taylor, II
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.				☐	☐	☐
3.	Approval of advisory vote on executive compensation.				☐	☐	☐
NOTE: In their discretion, the proxies may vote upon any other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

ESSENDANT INC Annual Meeting of Stockholders May 24, 2018 2:00 PM This proxy is solicited by the Board of Directors
ESSENDANT INC. PROXY/VOTING INSTRUCTION CARD

The undersigned hereby appoints Paul S. Williams, Jr., Brendan J. McKeough, and Janet H. Zelenka, or any of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of ESSENDANT INC. (the “Company”) which the undersigned is entitled to vote on all matters that may properly come before the Annual Meeting of Stockholders to be held at the Company’s offices located at ONE PARKWAY NORTH BOULEVARD, DEERFIELD, IL on Tuesday, May 24, 2018 at 2:00 p.m., Central Time, and at any adjournment thereof. This card also serves as voting instructions to Computershare Trust Company, as Plan Agent of the Essendant Inc. Employee Stock Purchase Plan. The Plan Agent will vote the shares of the Company’s common stock allocated to the stockholder’s account at the Annual Meeting of Stockholders as directed by the stockholders on the reverse side. If voting by mail, your vote must be received by 11:59 p.m., Eastern Time, on May 23, 2018 to ensure that the Employee Stock Purchase Plan shares are voted at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side